Exhibit 10.1

EXECUTION COPY

Deal CUSIP 30226JAA1

Revolving Loan CUSIP 30226JAB9

Tranche 1 Term Loan CUSIP 30226JAC7

Tranche 2 Term Loan CUSIP 30226JAD5

Tranche 3 Term Loan CUSIP 30226JAE3

Tranche 4 Term Loan CUSIP 30226JAF0

Tranche 6 Term Loan CUSIP 30226JAK97

Tranche 7 Term Loan CUSIP 30226JAL7

Tranche 8 Term Loan CUSIP 30226JAP8

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF June 22, 2023

AMONG

EXTRA SPACE STORAGE LP,

EXTRA SPACE STORAGE INC.,

THE LENDERS,

U.S. BANK NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

BANK OF AMERICA, N.A., BMO HARRIS BANK, N.A., JPMORGAN CHASE BANK, N.A., PNC BANK,

NATIONAL ASSOCIATION, TD BANK, N.A., TRUIST BANK and WELLS FARGO BANK, NATIONAL

ASSOCIATION,

with respect to the Revolving Facility,

BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

with respect to the Tranche 1 Term Loan Facility,

TD BANK, N.A., WELLS FARGO BANK, NATIONAL ASSOCIATION and PNC BANK, NATIONAL ASSOCIATION,

with respect to the Tranche 2 Term Loan Facility,

PNC BANK, NATIONAL ASSOCIATION,

with respect to the Tranche 3 Term Loan Facility,

TD BANK, N.A.,

with respect to the Tranche 4 Term Loan Facility,

TD BANK, N.A. and JPMORGAN CHASE BANK, N.A.,

with respect to the Tranche 6 Term Loan Facility,

TD BANK, N.A., THE HUNTINGTON NATIONAL BANK, PNC BANK, NATIONAL ASSOCIATION and TRUIST BANK,

with respect to the Tranche 7 Term Loan Facility, and

BMO HARRIS BANK, N.A., JPMORGAN CHASE BANK, N.A., PNC BANK, NATIONAL ASSOCIATION,

TD BANK, N.A., TRUIST BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION,

with respect to the Tranche 8 Term Loan Facility,

AS CO-SYNDICATION AGENTS,

BOKF, NA, CITIBANK, N.A., FIFTH THIRD BANK, NATIONAL ASSOCIATION, REGIONS BANK,

THE BANK OF NOVA SCOTIA and ZIONS BANCORPORATION, N.A.,

with respect to the Revolving Facility,

TD BANK, N.A., BMO HARRIS BANK, N.A., JPMORGAN CHASE BANK, N.A. and REGIONS BANK,

with respect to the Tranche 1 Term Loan Facility,

REGIONS BANK

with respect to the Tranche 6 Term Loan Facility and Tranche 7 Term Loan Facility, and

BOKF, NA, CITIBANK, N.A., FIFTH THIRD BANK, NATIONAL ASSOCIATION, REGIONS BANK,

THE BANK OF NOVA SCOTIA and THE HUNTINGTON NATIONAL BANK,

with respect to the Tranche 8 Term Loan Facility,

AS CO-DOCUMENTATION AGENTS

with respect to the Revolving Facility:

U.S. BANK NATIONAL ASSOCIATION, BOFA SECURITIES, INC., BMO CAPITAL MARKETS CORP.,

JPMORGAN CHASE BANK, N.A., PNC CAPITAL MARKETS LLC, REGIONS CAPITAL MARKETS,

TD BANK, N.A., TRUIST BANK and WELLS FARGO SECURITIES, LLC,

AS JOINT LEAD ARRANGERS, and

U.S. BANK NATIONAL ASSOCIATION, BOFA SECURITIES, INC., BMO CAPITAL MARKETS CORP.,

JPMORGAN CHASE BANK, N.A., PNC CAPITAL MARKETS LLC, TD BANK, N.A., TRUIST BANK and

WELLS FARGO SECURITIES, LLC,

AS JOINT BOOK RUNNERS,

with respect to the Tranche 1 Term Loan Facility:

U.S. BANK NATIONAL ASSOCIATION, BOFA SECURITIES, INC. and WELLS FARGO SECURITIES, LLC,

AS JOINT LEAD ARRANGERS and JOINT BOOK RUNNERS,

with respect to the Tranche 2 Term Loan Facility:

U.S. BANK NATIONAL ASSOCIATION, WELLS FARGO SECURITIES, LLC,

TD BANK, N.A., and PNC CAPITAL MARKETS LLC,

AS JOINT LEAD ARRANGERS, and U.S. BANK NATIONAL ASSOCIATION, WELLS FARGO

SECURITIES, LLC and PNC CAPITAL MARKETS LLC,

AS JOINT BOOK RUNNERS,

with respect to the Tranche 3 Term Loan Facility:

U.S. BANK NATIONAL ASSOCIATION, PNC CAPITAL MARKETS LLC, and TD BANK, N.A.

AS JOINT LEAD ARRANGERS, and

U.S. BANK NATIONAL ASSOCIATION,

AS SOLE BOOK RUNNER,

with respect to the Tranche 4 Term Loan Facility:

U.S. BANK NATIONAL ASSOCIATION and TD BANK, N.A.,

AS JOINT LEAD ARRANGERS, and

U.S. BANK NATIONAL ASSOCIATION AS SOLE BOOK RUNNER,

with respect to the Tranche 6 Term Loan Facility:

U.S. BANK NATIONAL ASSOCIATION, TD BANK, N.A. and JPMORGAN CHASE BANK, N.A.,

AS JOINT LEAD ARRANGERS, and

U.S. BANK NATIONAL ASSOCIATION, AS SOLE BOOK RUNNER,

with respect to the Tranche 7 Term Loan Facility:

U.S. BANK NATIONAL ASSOCIATION, TD BANK, N.A., TRUIST SECURITIES, INC., THE

HUNTINGTON NATIONAL BANK and PNC CAPITAL MARKETS LLC,

AS JOINT LEAD ARRANGERS, and

U.S. BANK NATIONAL ASSOCIATION, AS SOLE BOOK RUNNER, and

with respect to the Tranche 8 Term Loan Facility:

U.S. BANK NATIONAL ASSOCIATION, BMO CAPITAL MARKETS CORP., JPMORGAN CHASE

BANK, N.A., PNC CAPITAL MARKETS LLC, REGIONS CAPITAL MARKETS, TD BANK, N.A.,

TRUIST BANK and WELLS FARGO SECURITIES, LLC,

AS JOINT LEAD ARRANGERS, and

U.S. BANK NATIONAL ASSOCIATION, BMO CAPITAL MARKETS CORP., JPMORGAN CHASE BANK, N.A., PNC CAPITAL MARKETS LLC, TD BANK, N.A., TRUIST BANK and WELLS FARGO SECURITIES, LLC,

AS JOINT BOOK RUNNERS,

i

(continued)

(continued)

(continued)

SCHEDULES

PRICING SCHEDULE
SCHEDULE 1	– Commitments
SCHEDULE 5.7	– Subsidiaries
SCHEDULE 5.12	– Certain Permitted Liens
SCHEDULE 6.12	– Investments
SCHEDULE A	– Additional Eligible Ground Leases

EXHIBITS
EXHIBIT A	– Intentionally Omitted
EXHIBIT B	– Form of Compliance Certificate
EXHIBIT C	– Form of Assignment and Assumption Agreement
EXHIBIT D-1	– Form of Borrowing Notice
EXHIBIT D-2	– Form of Conversion/Continuation Notice
EXHIBIT D-3	– Form of Commitment Reduction Notice
EXHIBIT E-1	– Form of Revolving Note
EXHIBIT E-2	– Form of Tranche 1 Term Loan Note
EXHIBIT E-3	– Form of Tranche 2 Term Loan Note
EXHIBIT E-4	– Form of Bid Rate Note
EXHIBIT E-5	– Form of Tranche 3 Term Loan Note
EXHIBIT E-6	– Form of Tranche 4 Term Loan Note
EXHIBIT E-7	– Form of Tranche 6 Term Loan Note
EXHIBIT E-8	– Form of Tranche 7 Term Loan Note
EXHIBIT E-9	– Form of Tranche 8 Term Loan Note
EXHIBIT F	– Form of Increasing Lender Supplement
EXHIBIT G	– Form of Augmenting Lender Supplement
EXHIBIT H	– List of Closing Documents
EXHIBIT I-1	– Form of Bid Rate Quote Request
EXHIBIT I-2	– Form of Bid Rate Quote
EXHIBIT I-3	– Form of Bid Rate Quote Acceptance
EXHIBIT J	– Form of Designation Agreement
EXHIBIT K	– Form of Notice of Obligations

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amended and Restated Credit Agreement, dated as of June 22, 2023, is among Extra Space Storage LP, a Delaware limited partnership, the Lenders and U.S. Bank National Association, a national banking association, as an LC Issuer and as Administrative Agent, and joined in by Extra Space Storage Inc., a Maryland corporation, for the purposes set forth in Section 9.16. The parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1.    Definitions. As used in this Agreement:

“Absolute Rate” is defined in Section 2.25(c)(ii)(C).

“Absolute Rate Auction” means a solicitation of Bid Rate Quotes setting forth Absolute Rates pursuant to Section 2.25.

“Absolute Rate Loan” means a Bid Rate Loan, the interest rate on which is determined on the basis of an Absolute Rate pursuant to an Absolute Rate Auction.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going-concern business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Specified Income” means, as of any date of determination for any applicable Test Period, the sum of (a) cash distributions and cash royalties received by the REIT or any of its Subsidiaries (other than any Captive Insurance Subsidiary) with respect to Tenant Insurance Operating Income during such Test Period in respect of Properties and Net Lease Properties that are not 100% owned in fee simple, or leased under an Eligible Ground Lease, by the REIT or any of its Subsidiaries, plus (b) Management Fee EBITDA for such Test Period, plus (c) Net Lease NOI for such Test Period.

“Adjusted Daily Simple SOFR Base Rate” means, with respect to any Daily Simple SOFR Advance for any day, an interest rate per annum equal to the greater of (a) zero and (b) the sum of (i) the Daily Simple SOFR Base Rate for such day, plus (ii) 0.10%.

“Adjusted EBITDA” means, for any given period, (a) the EBITDA of the REIT and its Subsidiaries determined on a consolidated basis for such period minus (b) Reserve for Replacements.

“Adjusted Term SOFR Base Rate” means, with respect to any Term SOFR Advance for any Interest Period, an interest rate per annum equal to the greater of (a) zero and (b) the sum of (i) the Term SOFR Base Rate for such Interest Period, plus (ii) 0.10%.

“Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent.

“Advance” means a borrowing hereunder of (a) Revolving Loans made by some or all of the Revolving Lenders, of the same Type and, in the case of Term SOFR Loans, for the same Interest Period, and (b) a Term Loan made, converted or continued on the same Borrowing Date or date of conversion or continuation, as applicable, and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders at such time.

“Aggregate Outstanding Revolving Credit Exposure” means, at any time, the aggregate of the Revolving Exposure of all the Lenders at such time.

“Aggregate Revolving Commitments” means the aggregate of the Revolving Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof. As of the date of this Agreement, the Aggregate Revolving Commitments are $1,940,000,000.

“Agreement” means this Third Amended and Restated Credit Agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) 0.0%, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (d) the Adjusted Term SOFR Base Rate for a one month Interest Period in effect on such day (or if such day is not a Business Day or if the Term SOFR

Rate for such Business Day is not published due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted Term SOFR Base Rate shall be effective from the effective date of such change. If the Alternate Base Rate is being used when SOFR Advances are unavailable pursuant to Section 2.11 or 3.3, then the Alternate Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.

“Anti-Corruption and AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption or anti-money laundering.

“Applicable Fee Rate” means the percentage rate per annum at which Facility Fees are accruing on the Aggregate Revolving Commitment (without regard to usage) at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Applicable Proceeds” means, with respect to any Net Proceeds received in connection with a Prepayment Event, an amount equal to fifty percent (50%) of such Net Proceeds.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Participant” is defined in Section 12.2(c).

“Arranger” means each institution identified as a “Joint Lead Arranger”, “Joint Book Runner” or “Sole Book Runner” on the cover pages to this Agreement (solely with respect to the applicable Facilities, and to the extent for which such institution is so identified on the cover pages to this Agreement).

“Article” means an article of this Agreement unless another document is specifically referenced.

“Augmenting Lender” is defined in Section 2.24.

“Authorized Officer” means any of the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Executive Vice President or Treasurer of the REIT, acting singly.

“Authorized Signatory” means, with respect to any Person, any manager, trustee, officer or other Person, in each case which is identified on an incumbency certificate delivered to the Administrative Agent as authorized to execute documents on behalf of such Person or such Person’s general partner.

“Available Aggregate Revolving Commitment” means, at any time, the Aggregate Revolving Commitments at such time minus the Aggregate Outstanding Revolving Credit Exposure at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or the Applicable Margin changes.

“Base Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

“Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.

“Benchmark” means, initially, Term SOFR or SOFR, as applicable; provided that if a replacement of a Benchmark has occurred pursuant to Section 3.3(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 3.3(b).

“Benchmark Replacement” means, for any Available Tenor of any Benchmark, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor(s) giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate for U.S. dollar-denominated syndicated credit facilities by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark

Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with a Benchmark Replacement for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor(s) giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Advance,” “Term SOFR Advance,” and “Daily Simple SOFR Advance,” the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably determines may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent reasonably determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); and

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bid Rate Borrowing” is defined in Section 2.25(b).

“Bid Rate Loan” means a loan made by a Lender under Section 2.25(f).

“Bid Rate Note” means a promissory note of the Borrower substantially in the form of Exhibit E-4, payable to a Lender (or its registered assigns) as originally in effect and otherwise duly completed.

“Bid Rate Quote” means an offer in accordance with Section 2.25(c) by a Lender to make a Bid Rate Loan with one single specified interest rate.

“Bid Rate Quote Request” is defined in Section 2.25(b).

“Board” means the Board of Governors of the Federal Reserve System.

“Borrower” means Extra Space Storage LP, a Delaware limited partnership, and its successors and assigns.

“Borrowing Date” means a date on which an Advance is made or a Facility LC is issued hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York and Salt Lake City, Utah for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with Adjusted Daily Simple SOFR Base Rate, Adjusted Term SOFR Base Rate, SOFR, Term SOFR, Term SOFR Base Rate or Term SOFR Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Calculation Period” is defined in the definition of “Net Operating Income”.

“Capitalization Rate” means 6.25%.

“Capitalized Lease Obligation” means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP. In no event shall any operating lease constitute a Capitalized Lease Obligation.

“Captive Insurance Subsidiary” means any Wholly Owned Subsidiary that (a) has no Subsidiaries other than Captive Insurance Subsidiaries, (b) is a captive insurance company established for the primary purpose of entering into Tenant Insurance Contracts and (c) is subject to regulation as an insurance company.

“Cash Collateralize” means to deposit in the Facility LC Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the LC Issuers or Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and the LC Issuers shall agree in their reasonable discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s, or Fitch Investors Service, Inc. (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be acceptable to the Administrative Agent) and not listed for possible downgrade in Credit Watch published by S&P; (c) commercial paper, other than commercial paper issued by the REIT or any of its Affiliates, maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P, nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services as may be acceptable to the Administrative Agent); (d) domestic and eurodollar certificates of deposit or time deposits or bankers’ acceptances maturing within ninety (90) days after the date of acquisition thereof, overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments issued, in each case, by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada which at the time of acquisition (i) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior unsecured debt obligations of not less than Baa-2 by Moody’s or a comparable rating by a rating agency acceptable to the Administrative Agent and (ii) has total assets in excess of Ten Billion Dollars ($10,000,000,000); and (e) money market mutual funds invested in the securities listed above.

“Cash Management Services” means any banking services that are provided to the Borrower or any Subsidiary by the Administrative Agent, any LC Issuer or any other Lender or any Affiliate of any of the foregoing, including without limitation: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change in Law” means the adoption of or change in any law, rule, regulation, policy, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof (including, notwithstanding the foregoing, all requests, rules, guidelines or directives (a) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (b) promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (a) and (b), regardless of the date enacted, adopted, issued, promulgated or implemented), or compliance by any Lender or applicable Lending Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency.

“Change of Control” means:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the unconditional right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25.0% of the total voting power of the then outstanding voting stock of the REIT;

(b)    during any period of 12 consecutive months ending after the Effective Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the REIT (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the REIT was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the REIT then in office;

(c)    the REIT or a Wholly Owned Subsidiary of the REIT shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower; or

(d)    the REIT shall cease to own and control, directly or indirectly, of record and beneficially, at least 75% of the outstanding Equity Interests of the Borrower free and clear of all Liens (other than Permitted Liens of the type referred to in clause (f) of the definition of Permitted Liens).

“Class”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans, Tranche 1 Term Loans, Tranche 2 Term Loans, Tranche 3 Term Loans, Tranche 4 Term Loans, Tranche 6 Term Loans, Tranche 7 Term Loans or Tranche 8 Term Loans.

“Co-Documentation Agent” means each institution identified as a “Co-Documentation Agent” on the cover pages to this Agreement (solely with respect to the applicable Facilities, and to the extent for which such institution is so identified on the cover pages to this Agreement).

“Co-Syndication Agent” means each institution identified as a “Co-Syndication Agent” on the cover pages to this Agreement (solely with respect to the applicable Facilities, and to the extent for which such institution is so identified on the cover pages to this Agreement).

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Shortfall Amount” is defined in Section 8.1(a).

“Commitment” means, for each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitments, in an amount not exceeding the amount set forth in Schedule 1, as it may be modified (a) pursuant to Section 2.7, (b) as a result of any assignment that has become effective pursuant to Section 12.3(c) or (c) otherwise from time to time pursuant to the terms hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Leverage Ratio” means the ratio of Total Indebtedness to Total Asset Value, in each case, of the REIT and its Subsidiaries.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Continuing LSI Indebtedness” is defined in the definition of “Guarantor”.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Convertible Indebtedness” is defined in the definition of “Equity Interest”.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b)

(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Covered Party” is defined in Section 9.17.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Customary Recourse Exceptions” means, with respect to any Indebtedness, personal recourse that is limited to fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single-purpose entity covenants, voluntary insolvency proceedings and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financing of real property.

“Customer Advance” means any amount advanced by the REIT or any of its Subsidiaries on behalf of any customer of the REIT or any of its Subsidiaries, in each case pursuant to and in accordance with the provisions of a Management Contract between such customer and the REIT or any of its Subsidiaries in the ordinary course of business. “Customer Advances” means all such Customer Advances.

“Customer Deposit Account” means any deposit account or securities account maintained by the REIT or any of its Affiliates pursuant to any Management Contract, in each case for the purpose of holding funds of the customer of the REIT or any of its Subsidiaries which is a party to such Management Contract. “Customer Deposit Accounts” means all such Customer Deposit Accounts.

“Daily Simple SOFR Advance” means an Advance that, except as otherwise provided in Section 2.11, bears interest at a rate based on the Daily Simple SOFR Rate.

“Daily Simple SOFR Base Rate” means, for any day, an interest rate per annum equal to SOFR for the day that is five SOFR Business Days prior to (i) if such day is a SOFR Business Day, such day or (ii) if such day is not a SOFR Business Day, the SOFR Business Day immediately preceding such day; provided that if SOFR is not published on such SOFR Business Day due to a holiday or other circumstance that the Administrative Agent deems in its sole discretion to be temporary, the applicable SOFR rate shall be the SOFR rate last published prior to such SOFR Business Day. Any change in the Daily Simple SOFR Base Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. For purposes of determining any interest rate hereunder or under any Loan Document which is based on the Daily Simple SOFR Base Rate, such interest rate shall change as and when the Daily Simple SOFR Base Rate shall change.

“Daily Simple SOFR Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at a rate based on the Daily Simple SOFR Rate.

“Daily Simple SOFR Rate” means for any day, a rate per annum equal to (a) the Adjusted Daily Simple SOFR Base Rate for such day plus (b) the Applicable Margin for such day, in each case changing when and as the Adjusted Daily Simple SOFR Base Rate or the Applicable Margin changes.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent, the LC Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility LCs) within two (2) Business Days after the date when due, (b) has notified the Borrower, the Administrative Agent or any LC Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each LC Issuer and each Lender.

“Deposits” is defined in Section 11.1.

“Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Administrative Agent or any Lender).

“Designated Lender” means a special purpose corporation which is an Affiliate of, or sponsored by, a Lender, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or A-1 (or the then equivalent grade) by S&P that, in either case, (a) is organized under the laws of the United States of America or any state thereof, (b) shall have become a party to this Agreement pursuant to Section 12.1(b) and (c) is not otherwise a Lender.

“Designating Lender” is defined in Section 12.1(b).

“Designation Agreement” means a Designation Agreement between a Lender and a Designated Lender and accepted by the Administrative Agent, substantially in the form of Exhibit J or such other form as may be agreed to by such Lender, such Designated Lender and the Administrative Agent.

“Determination Date” is defined in the definition of “Term SOFR Base Rate”.

“Development Property” means, as of any date of determination and subject to the last sentence of this definition, a Property that is currently under development or on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed (or, if such developments or improvements have been completed, such Property has not reached the expiration of the Initial Development Period with respect to such Property). The term “Development Property” shall include, without limitation, real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (a) it has been acquired by the REIT, the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (b) a third party is developing such Property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the REIT, the Borrower, any Subsidiary or any Unconsolidated Affiliate. Any Property described above that meets the foregoing conditions (i) shall constitute a Development Property at all times during the Initial Development Period for such Property notwithstanding the fact that such Property is no longer under development or that the improvements (other than tenant improvements on unoccupied space) related to the development thereof have been completed and (ii) shall cease to constitute a Development Property upon the expiration of the Initial Development Period for such Property and shall thereupon become a Lease Up Property.

“Disposition” or “Dispose” means the conveyance, sale, lease, sublease, transfer or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” is defined in the definition of “Division”.

“Division” means the division of assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof or the District of Columbia.

“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“EBITDA” means, with respect to a Person for any period and without duplication: (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) Interest Expense; (iii) income tax expense; (iv) gains and losses from the sale of Properties and transfer of leasehold interests in Net Lease Properties (but not from the sale of Properties and Net Lease Properties (or leasehold thereof) developed for the purpose of sale) and the early extinguishment of Indebtedness; (v) acquisition transaction costs related to the acquisition of Properties and Net Lease Properties (whether or not such transaction is consummated) and not permitted to be capitalized pursuant to GAAP; (vi) other non-cash charges and losses (except to the extent that such non-cash charges or losses are reserved for cash payments to be made in the future); (vii) Preferred Dividends and other Restricted Payments to non-controlling holders of Equity Interests of the REIT; (viii) equity in net income (loss) of its Unconsolidated Affiliates; (ix) other non-recurring cash charges and losses (including any non-cash charges or losses resulting from reserves for cash payments to be made in the future), in an aggregate amount not to exceed the greater of (A) $1,000,000 or (B) one percent (1%) of EBITDA (calculated before the add-back or adjustment pursuant to this clause (ix)), in any consecutive four quarter period; and (x) realized gains and losses resulting from fluctuations in currency exchange ratios; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied or waived.

“Eligible Assignee” means any Person except a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), the Borrower, any of the Borrower’s Affiliates or Subsidiaries or any Defaulting Lender or any of its Subsidiaries.

“Eligible Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (inclusive solely of any unexercised extension option that is controlled exclusively by the Eligible Property Entity that is the ground lessee thereunder) of 30 years or more from the Effective Date (or such shorter period as the Required Lenders may agree, it being acknowledged and agreed that the ground leases listed on Schedule A attached hereto shall constitute Eligible Ground Leases notwithstanding their shorter terms), (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor, (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so, (d) reasonable transferability of the lessee’s interest under such lease, including without limitation, the ability to sublease, (e) is permitted to be used as a Self-Storage Property at all times, (f) clearly determinable rental payment terms which in no event contain profit participation rights and (g) right of a lender to obtain a new ground lease from the landlord on the terms of the old ground lease upon termination of the old ground lease for any reason (including, without limitation, in the event such ground lease is rejected in a bankruptcy proceeding).

“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is a Self-Storage Property; (b) such Property is 100% owned in fee simple, or leased under an Eligible Ground Lease, by an Eligible Property Entity and is located in any State of the United States or in the District of Columbia; (c) neither such Property, nor any interest of such Eligible Property Entity therein (and if such Property is owned by an Eligible Property Entity that is a Subsidiary of the Borrower, none of the Borrower’s direct or indirect ownership interests in such Eligible Property Entity) is subject to any Lien other than Permitted Liens (excluding Permitted Liens of the type described in clauses (g) and (h) of the definition thereof) or subject to any Negative Pledge; and (d) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property.

“Eligible Property Entity” means (a) the Borrower, (b) each Subsidiary of the Borrower that is a Guarantor, and (c) each Wholly Owned Subsidiary of the Borrower (if any) that is not a borrower or guarantor of, nor otherwise has a payment obligation in respect of, any Unsecured Indebtedness, nor shall any of its property be subject to a Negative Pledge; provided that no Excluded Subsidiary shall be an Eligible Property Entity.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) personal injury or property damage relating to the release or discharge of Hazardous Materials, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not any such share, warrant, option, right or other interest is exercisable on the date of determination; provided, however, that notwithstanding the foregoing, “Equity Interest” shall not include any Indebtedness that is either (a) convertible into equity (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such equity) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for equity and/or cash (in an amount determined by reference to the price of such equity) (any such Indebtedness referred to in this proviso, “Convertible Indebtedness”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Erroneous Payment” is defined in Section 10.15(a).

“ESRA” means the Electronic Signatures and Records Act as in effect in the State of New York, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” is defined in Article VII.

“Excluded Subsidiary” means any Subsidiary (a) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary, (b) that is prohibited from guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness, (c) that is prohibited by law or governmental regulations from guarantying the Obligations, (d) that is (i) not a Wholly-Owned Subsidiary, (ii) prohibited from guarantying the Indebtedness of any other Person without the consent of any Person (other than the REIT and its Wholly-Owned Subsidiaries) pursuant to a provision of such Subsidiary’s organizational documents, and (iii) not a borrower or a guarantor of, and does not otherwise have a payment obligation in respect of, any Unsecured Indebtedness of any Loan Party or any other Subsidiary or (e) that is a Foreign Subsidiary or a Foreign Subsidiary Holding Company.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, each LC Issuer, and the Administrative Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed on it, by the respective jurisdiction under the laws of which such Lender, such LC Issuer or the Administrative Agent is incorporated or is organized or in which its principal executive office is located or in which the applicable Lending Installation of the Administrative Agent, such LC Issuer or such Lender is located, or (ii) that are Other Connection Taxes, (b) in the case of a Non-U.S. Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to the laws in effect at the time such Non-U.S. Lender becomes a party to this

Agreement or designates a new Lending Installation, except in each case to the extent that, pursuant to Section 3.5(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, (c) Taxes attributable to such Lender’s, the LC Issuer’s or the Administrative Agent’s failure to comply with Section 3.5(f), and (d) any U.S. federal withholding Taxes imposed by FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 22, 2021, among the Borrower, the REIT, the lenders party thereto and U.S. Bank, as administrative agent, as the same may have been amended, restated, modified or supplemented prior to the date of this Agreement.

“Existing Private Placement NPA” means each of (i) that certain Note Purchase Agreement, dated June 29, 2017, relating to the Borrower’s $300,000,000 3.95% Senior Notes due August 24, 2027, (ii) that certain Note Purchase Agreement, dated May 25, 2018, relating to the Borrower’s $300,000,000 4.39% Senior Notes due July 17, 2028, (iii) that certain Note Purchase Agreement, dated August 27, 2019, relating to the Borrower’s $300,000,000 3.47% Senior Notes due October 9, 2029, and (iv) that certain Note Purchase Agreement, dated June 25, 2020, relating to the Borrower’s $325,000,000 3.48% Senior Notes due August 25, 2030 and $100,000,000 3.50% Senior Notes due October 1, 2030.

“EXR Private Placement Obligations” means the obligations of the Borrower or the REIT under the private placement Indebtedness incurred under each Existing Private Placement NPA and any obligations under any other similar private placement Indebtedness of the Borrower or the REIT.

“Facility” means the Revolving Facility, the Tranche 1 Term Loan Facility, the Tranche 2 Term Loan Facility, the Tranche 3 Term Loan Facility, the Tranche 4 Term Loan Facility, the Tranche 6 Term Loan Facility, the Tranche 7 Term Loan Facility, the Tranche 8 Term Loan Facility, any Incremental Term Loan facility or any or all of them, as the context requires.

“Facility Fee” is defined in Section 2.5(a).

“Facility LC” is defined in Section 2.19(a).

“Facility LC Application” is defined in Section 2.19(c).

“Facility LC Collateral Account” is defined in Section 2.19(k).

“Facility Termination Date” means each of the Revolving Loan Termination Date and the Term Loan Termination Dates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law, regulation or practice adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the greater of (a) zero and (b) the rate per annum calculated by the Federal Reserve Bank of New York, based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” is defined in Section 10.13.

“Fixed Charges” means, with respect to a Person and for a given period: (a) the cash Interest Expense of such Person for such period (excluding write-offs of unamortized capitalized interest resulting from the early prepayment of Indebtedness), plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness for borrowed money payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends accrued for payment during such period. The REIT’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining the Fixed Charges of the REIT.

“Floor” means, with respect to any Facility, the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Base Rate or Adjusted Daily Simple SOFR Base Rate, as applicable, for such Facility.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary (a) substantially all of the assets of which consist of the Equity Interests or Indebtedness of one or more Foreign Subsidiaries or (b) that is treated as a disregarded entity for U.S. federal income tax purposes, and all assets of which are either operating assets located outside of the United States or are Equity Interests or Indebtedness of one or more Foreign Subsidiaries.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the LC Issuers, such Defaulting Lender’s ratable share of the LC Obligations with respect to Facility LCs issued by the LC Issuers other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession within the United States, in each case as are in effect from time to time and which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).

“Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Facility LCs), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guarantee of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.

“Guarantor” means (a) the REIT, (b) each Subsidiary of the REIT that owns, directly or indirectly, any Equity Interests in the Borrower (any such Subsidiary, collectively with the REIT, the “Parent Guarantors”), and (c) each Subsidiary of the REIT that is a borrower or a guarantor of, or otherwise has a payment obligation in respect of, any Unsecured Indebtedness; provided that (x) no Excluded Subsidiary shall be required to be a Guarantor and (y) notwithstanding the provisions of clause (c) above, with respect to any Unsecured Indebtedness of Life Storage or any of its Subsidiaries existing as of the date of the Life Storage Acquisition and outstanding on the Business Day immediately following the Life Storage Acquisition (the “Continuing LSI Indebtedness”), (A) if such Continuing LSI Indebtedness shall at any time be in an aggregate principal amount greater than or equal to $200,000,000, any applicable Subsidiary under such clause (c) above shall become a Guarantor on the earlier of (I) the 60th day following the date any such Subsidiary shall guaranty any EXR Private Placement Obligations and (II) the date required pursuant to Section 6.17(a), and (B) if such Continuing LSI Indebtedness shall at any time be less than $200,000,000, no applicable Subsidiary under clause (c) above shall be required to become a Guarantor unless such Subsidiary shall then be a guarantor of any EXR Private Placement Obligations.

“Guaranty” means that certain Third Amended and Restated Guaranty dated as of the Effective Date, executed by each of the Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time pursuant to the terms hereof and thereof.

“Hazardous Material” means any material, substance or waste that is listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” or as a “pollutant” or “contaminant,” or words of similar intent or meaning under, or which liability may be imposed pursuant to Environmental Law, including, without limitation, petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas and infectious or medical wastes.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

“Increasing Lender” is defined in Section 2.24.

“Incremental Term Loan” is defined in Section 2.24.

“Incremental Term Loan Amendment” is defined in Section 2.24.

“Incremental Term Loan Commitment” is defined in Section 2.24.

“Incremental Term Loan Termination Date” means, with respect to any Incremental Term Loan Commitments, the termination date for such Incremental Term Loan Commitments as set forth in the applicable Incremental Term Loan Amendment.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment), excluding such obligations which have been cash collateralized (all such cash collateral, “Restricted LC Cash Collateral”); (e) all Off Balance Sheet Liabilities of such Person; (f) net obligations under any Derivatives Contract (other than any Permitted Warrant Transaction) not entered into as a hedge against interest rate risk in respect of existing Indebtedness in an amount equal to the Derivatives Termination Value thereof; and (g) all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person. Notwithstanding the foregoing, (i) operating leases and (ii) any Guarantee of Customary Recourse Exceptions, shall not constitute Indebtedness.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.

“Initial Development Period” means, with respect to any Development Property, the consecutive 12-month period commencing on the date such Development Property is issued a permanent certificate of occupancy (or its equivalent) (which period shall, for the avoidance of doubt, include any period during which such certificate of occupancy shall be effective prior to the date of acquisition of such Property by the REIT, the Borrower, any Subsidiary or any Unconsolidated Affiliate).

“Initial Ownership Period” means, with respect to any Property, the consecutive 12-month period commencing on the date such Property was acquired by the REIT, the Borrower, any Subsidiary or any Unconsolidated Affiliate.

“Interest Differential” is defined in Section 3.4.

“Interest Expense” means, with respect to a Person and for any period, without duplication, total interest expense of such Person (including capitalized interest not funded under a construction loan interest reserve account to the extent required pursuant to GAAP to be included as interest expense), determined on a consolidated basis in accordance with GAAP for such period. The REIT’s Ownership Share of the Interest Expense of its Unconsolidated Affiliates will be included in when determining the Interest Expense of the REIT.

“Interest Period” means, (a) with respect to a Term SOFR Advance, a period of one (1), three (3) or six (6) months (in each case subject to the availability thereof) commencing on a Business Day selected by the Borrower pursuant to this Agreement (such Interest Period shall end on the day which corresponds numerically to such date one (1), three (3) or six (6) months thereafter, provided, however, that if there is no such numerically corresponding day in such next, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, third or sixth succeeding month) and (b) with respect to each Bid Rate Loan, the period commencing on the date such Bid Rate Loan is made and ending on any Business Day not less than 7 days nor more than 270 days thereafter, as the Borrower may select as provided in Section 2.25(b). If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day. No tenor that has been removed from this definition pursuant to Section 3.3(b)(iv) may be available for selection by the Borrower.

“Investment” of a Person means (a) any loan, advance (other than commission, travel and other advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business) or contribution of capital by such Person; (b) stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) acquired by such Person; and

(c) structured notes, derivative financial instruments and other similar instruments or contracts acquired by such Person.

“Joint Venture Negotiations” means the negotiation by the REIT or any Subsidiary with a Person that is not an Affiliate of the REIT regarding (a) the contribution or other transfer of all of the Equity Interests of any Subsidiary or all or substantially all of its assets to a Person that is not a Wholly-Owned Subsidiary of the REIT, or (b) the transfer of a portion of the Equity Interests, or the issuance of additional Equity Interests, of such Subsidiary, in either case, to form a Person that is not a Wholly-Owned Subsidiary of the REIT.

“LC Fee” is defined in Section 2.19(d).

“LC Honor Date” is defined in Section 2.19(e).

“LC Issuer” means (a) U.S. Bank, (b) Wells Fargo Bank, National Association, (c) Bank of America, N.A., (d) BMO Harris Bank, N.A., (e) JPMorgan Chase Bank, N.A., (f) PNC Bank, National Association, (g) TD Bank, N.A., (h) Truist Bank (or in the case of each of clauses (a) through (h), any subsidiary or affiliate of such Lender designated by such Lender), and (i) each other Lender that agrees to become an LC Issuer, in each case, in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“Lease Up Property” means, as of any date of determination, a Property that (a) constituted a Development Property as of the date of expiration of the Initial Development Period for such Property or (b) constituted a Newly Acquired Property and did not have an Occupancy Rate of 85.0% or more as of the date of expiration of the Initial Ownership Period for such Property. Any Property described in the foregoing sentence shall cease to constitute a Lease Up Property upon the earlier to occur of (i) the date the Borrower shall cease to include such Property on the list of Lease Up Properties delivered with the Borrower’s quarterly and annual compliance certificates pursuant to the Loan Documents (which removal shall be irrevocable) and (ii) the date that is eighteen (18) months after the expiration of the Initial Development Period or Initial Ownership Period, as applicable, for such Property.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, the Augmenting Lenders or a Designated Lender and their respective successors and permitted assigns; provided, however, that the term “Lender” shall exclude each Designated Lender when used in reference to any Loan other than a Bid Rate Loan, the Commitments or terms relating to any Loan other than a Bid Rate Loan and shall further exclude each Designated Lender for all other purposes under the Loan Documents except that any Designated Lender which funds a Bid Rate Loan shall, subject to Section 12.1, have only the rights (including the rights given to a Lender contained in Section 9.6) and obligations of a Lender associated with holding such Bid Rate Loan.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its Administrative

Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capital lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed to constitute a Lien.

“Life Storage” means Life Storage, Inc., a Maryland corporation.

“Life Storage Acquisition” means the Acquisition by the REIT and the Borrower of Life Storage and Life Storage LP pursuant to that certain Agreement and Plan of Merger, dated as of April 2, 2023, by and among the REIT, the Borrower, Eros Merger Sub, LLC, Eros OP Merger Sub, LLC, Life Storage and Life Storage LP, as amended from time to time.

“Life Storage LP” means Life Storage LP, a Delaware limited partnership.

“Loan” means a Revolving Loan, a Term Loan or a Bid Rate Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, the Guaranty, any Note or Notes executed by the Borrower in connection with this Agreement and payable to a Lender, and any other document or agreement, now or in the future, executed by the Borrower for the benefit of the Administrative Agent or any Lender in connection with this Agreement.

“Loan Party” or “Loan Parties” means, individually or collectively, the Borrower and the Guarantors.

“Management Contract” means a management contract or advisory agreement under which the REIT or one of its Subsidiaries provides management and advisory services to a Subsidiary of the REIT, an Unconsolidated Affiliate or a third party, consisting of management of properties or provision of advisory services on property acquisition and dispositions and related transactional matters.

“Management Fee” means, with respect to each parcel (or group of related parcels) of real property for any period, the aggregate sum of revenues (other than any Tenant Insurance Revenue) for such period earned by the REIT and its Subsidiaries pursuant to GAAP from providing management services under Management Contracts for such parcel (or group of related parcels) of real property.

“Management Fee EBITDA” means, for any period, an amount equal to (a) the actual Management Fees earned by the REIT and its Subsidiaries pursuant to Management Contracts in full force and effect for such period, minus (b) management fee expenses at an amount equal to fifty percent (50%) of the Management Fees calculated in accordance with clause (a).

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the latest of the Term Loan Termination Dates.

“Material Acquisition” means any acquisition or series of related acquisitions of (a) all or substantially all of the assets of a Person or an operating unit or line of business of a Person or (b) all or substantially all of the Equity Interests of a Person, in any such case, that involves the payment of consideration by the REIT and its Subsidiaries (including assumption of Indebtedness) in excess of $500,000,000.

“Material Adverse Change” means, since December 31, 2022, any event, development, change or occurrence that could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, or results of operations of the REIT and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the rights and remedies, taken as a whole, of the Lenders and the Administrative Agent under the Loan Documents.

“Material Indebtedness” means Indebtedness of the Borrower or any Subsidiary in an outstanding principal amount of $200,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Material Subsidiary” means any Subsidiary of the REIT having assets (including any Equity Interests in any direct or indirect Subsidiary of the REIT that is a Material Subsidiary) which, as of the most recent fiscal quarter of the REIT, for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to the Loan Documents (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to the Loan Documents, the most recent financial statements referred to in Section 5.4), contributed greater than five percent (5.0%) of Total Asset Value as of such date (inclusive of any Total Asset Value attributable to Subsidiaries of such Subsidiary).

“Minimum Collateral Amount” means, with respect to a Defaulting Lender, at any time, an amount equal to 103% of the Fronting Exposure of the LC Issuer with respect to such Defaulting Lender for all Facility LCs issued and outstanding at such time.

“Minimum Yield” means, with respect to any Term Loan, the Applicable Margin then applicable to such Term Loan.

“Modify” and “Modification” are defined in Section 2.19(a).

“Moody’s” means Moody’s Investors Service, Inc., or any successor.

“Mortgage Receivable” means a promissory note secured by a Lien in an interest in real property of which the REIT, the Borrower or any Subsidiary is the holder and retains the right of collection of all payments thereunder.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness under or in respect of the Loan Documents; provided, however, that (a) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge, (b) any change of control or similar restriction set forth in an Unconsolidated Affiliate agreement shall not constitute a Negative Pledge, and (c) any other prohibition on the creation or assumption of Liens in an instrument or other agreement evidencing Indebtedness shall not constitute a Negative Pledge if such prohibition allows for the pledge of any property or asset to secure the Obligations in favor of the Administrative Agent subject to an equal and ratable Lien in favor of the holders of any such Indebtedness (including such prohibition and allowance contained in Section 10.5 of each Existing Private Placement NPA, in each case, as in effect on the date of this Agreement).

“Net Lease Net Operating Income” or “Net Lease NOI” means, for any Net Lease Property and for a given period, the following (without duplication and determined on a correct and consistent basis with prior periods):

(a) rents and other revenues or income received in the ordinary course from the operation of such Net Lease Property (including proceeds from rent loss or business interruption insurance (but not in excess of the actual rent otherwise payable)) but excluding receipts from tenant insurance and reinsurance (other than Tenant Insurance Operating Income in respect of Net Lease Properties that are leased by the REIT or any of its Subsidiaries), sales tax and pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent, minus

(b) all expenses paid (excluding interest expense and income taxes but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Net Lease Property and required to be paid by the lessee pursuant to the applicable lease, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses and other property level expenses, but specifically excluding general and administrative expenses of the REIT and its Subsidiaries and any property management fees, minus

(c) the Reserve for Replacements for such Net Lease Property as of the end of such period, minus

(d) the actual management fees and rent with respect to such Net Lease Property paid to Persons other than the REIT or any of its Subsidiaries.

“Net Lease Property” means a parcel (or group of related parcels) of real property leased (other than under an Eligible Ground Lease) by the REIT, the Issuer, any Subsidiary or any Unconsolidated Affiliate.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the following (without duplication and determined on a correct and consistent basis with prior periods): (a) rents and other revenues or income received in the ordinary course from the operation of such Property (including proceeds from rent loss or business interruption insurance (but not in excess of the actual rent otherwise payable)) but excluding receipts from tenant insurance and reinsurance (other than Tenant Insurance Operating Income in respect of Properties that are 100% owned in fee simple, or leased under an Eligible Ground Lease, by the REIT or any of its Subsidiaries), sales tax and pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent, minus (b) all expenses paid (excluding interest expense and income taxes but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses and other property level expenses, but specifically excluding general and administrative expenses of the REIT and its Subsidiaries and any property management fees, minus (c) the Reserve for Replacements for such Property as of the end of such period, minus (d) the actual management fees with respect to such Property paid to Persons other than the REIT or any of its Subsidiaries. With respect to any Property which was a Lease Up Property at any time during the twelve-month period with respect to which Net Operating Income is being calculated (the “Calculation Period”), then such Net Operating Income for such Property shall be the annualized Net Operating Income for the period commencing on the first day of the full fiscal quarter after which such Property ceased to be a Lease Up Property and ending on the last day of the applicable Calculation Period.

“Net Proceeds” means, with respect to any Prepayment Event, (a) the cash proceeds received in respect of such Prepayment Event, only to the extent actually received by the REIT or the Borrower, but including any proceeds in escrow, minus (b) all reasonable, out-of-pocket investment banking fees, discounts and commissions, legal fees, consulting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, actually incurred in connection with such Prepayment Event, other than any such fees and expenses paid to Affiliates.

“Newly Acquired Property” means, as of any date of determination, a Property that (a) was acquired during the previous 12 months and (b) is not a Development Property; provided that, if such Property does not have an Occupancy Rate of 85.0% or more as of the date of expiration of the Initial Ownership Period for such Property, such Property shall constitute a Lease Up Property.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” means a Lender or an LC Issuer that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” is defined in Section 2.13(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Obligations, all obligations in connection with Cash Management Services, all Rate Management Obligations provided to the Borrower or any Subsidiary (other than an Excluded Subsidiary) by the Administrative Agent, any LC Issuer or any other Lender or any Affiliate of any of the foregoing, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the LC Issuers or any indemnified party arising under the Loan Documents (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided, that obligations in respect of Cash Management Services and Rate Management Obligations shall only constitute “Obligations” if owed to the Administrative Agent or if the Administrative Agent shall have received notice in the form of Exhibit K from the relevant Lender not later than sixty (60) days after such Cash Management Services or Rate Management Obligations have been provided; provided, further, that “Obligations” shall exclude all Excluded Swap Obligations.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually leased by tenants that are not Affiliates of the Borrower and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, to (b) the aggregate net rentable square footage of such Property.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Off Balance Sheet Liabilities” means, with respect to any Person, (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee and (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease or (ii) does not (and is not required to pursuant to GAAP) appear as a liability on the balance sheet of such Person.

“Other Connection Taxes” means, with respect to any Lender or applicable Lending Installation, the LC Issuer, or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (a) the aggregate amount of its Revolving Exposure outstanding at such time, plus (b) the outstanding principal amount of its Term Loans outstanding at such time, plus (c) the unfunded portion of the Term Loan Commitments outstanding at such time.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person at any time, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate at such time or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate at such time.

“Parent Guarantor” is defined in the definition of “Guarantor”.

“Participant” is defined in Section 12.2(a).

“Participant Register” is defined in Section 12.2(c).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment Date” means the first day of each calendar quarter, provided, that if such day is not a Business Day, the Payment Date shall be the immediately succeeding Business Day.

“Payment Recipient” is defined in Section 10.15(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) purchased in connection with the issuance of any

Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any environmental laws), which, in each case, are not at the time required to be paid or discharged under Section 6.5; (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business which (i) are not more than sixty (60) days past due, (ii) are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP or (iii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar applicable laws; (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the other holders of Obligations; (g) Liens in existence on the Effective Date and disclosed on Schedule 5.12; (h) Liens securing Secured Indebtedness; and (i) judgment and attachment Liens that do not constitute an Event of Default pursuant to Section 7.9.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) sold by the REIT in connection with the issuance of any Convertible Indebtedness substantially concurrently with any purchase of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any ERISA Affiliate may have any liability.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the REIT, the Borrower or any Subsidiary other than any Restricted Payment (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the REIT, the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both (including, without limitation, any trust preferred securities or similar securities).

“Prepayment Event” means, at any time after the Effective Date and prior to the payment in full of the Tranche 8 Term Loans and termination in full of the Tranche 8 Term Loan Commitments:

(a) the issuance by the REIT of any Equity Interests to any Person that is not the REIT or a Subsidiary thereof, and excluding the issuance of Equity Interests pursuant to any employee, officer or director compensation plan; or

(b) the incurrence by the REIT, the Borrower or any Subsidiary of any one or more series of notes in a debt capital markets transaction pursuant to public or Rule 144A private placements or other substantially similar placements of Indebtedness, including Convertible Indebtedness, but excluding Indebtedness for borrowed money in respect of which recourse for payment (except for Customary Recourse Exceptions) is contractually limited to specific assets of such Person (and, if applicable, in the event such Person owns no assets other than real estate that secures such Indebtedness and assets incidental to ownership of such real estate (e.g., personal property) and has no other Indebtedness, such Person’s Equity Interests) encumbered by a Lien securing such Indebtedness.

“Prepayment Premium” is defined in Section 2.7(c).

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Rata Share” means, (a) with respect to any Revolving Lender, a portion equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments, provided, however, if all of the Revolving Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” with respect to any Revolving Lender means the percentage obtained by dividing (i) such Lender’s Revolving Exposure at such time by (ii) the Aggregate Outstanding Revolving Credit Exposure at such time, (b) with respect to any Tranche 1 Term Loan Lender, a portion equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Tranche 1 Term Loans and the denominator of which is the aggregate outstanding principal amount of the Tranche 1 Term Loans of all Lenders, (c) with respect to any Tranche 2 Term Loan Lender, a portion equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Tranche 2 Term Loans and the denominator of which is the aggregate outstanding principal amount of the Tranche 2 Term Loans of all Lenders, (d) with respect to any Tranche 3 Term Loan Lender, a portion equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Tranche 3 Term Loans and the denominator of which is the aggregate outstanding principal amount of the Tranche 3 Term Loans of all Lenders, (e) with respect to any Tranche 4 Term Loan Lender, a portion equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Tranche 4 Term Loans and the denominator of which is the aggregate outstanding principal amount of the Tranche 4 Term Loans of all Lenders, (f) with respect to any Tranche 6 Term Loan Lender, a portion equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Tranche 6 Term Loans and the denominator of which is the aggregate outstanding principal amount of the Tranche 6 Term Loans of all Lenders, (g) with respect to any Tranche 7 Term Loan Lender, a portion equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Tranche 7 Term Loans and the denominator of which is the aggregate outstanding principal amount of the Tranche 7 Term Loans of all Lenders, and (h) with respect to any Tranche 8 Term Loan Lender, a portion equal to a fraction the numerator of which is the sum of (i) such Lender’s Tranche 8 Term Loan Commitment plus (ii) such Lender’s outstanding principal amount of Tranche 8 Term Loans and the denominator of which is (i) the aggregate Tranche 8 Term Loan Commitments of all Lenders plus (ii) the aggregate outstanding principal amount of the Tranche 8 Term Loans of all Lenders; provided, however, if all of the Tranche 8 Term Loan Commitments have been terminated or reduced to zero, then “Pro Rata Share” with respect to any Tranche 8 Term Loan Lender means a portion equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Tranche 8 Term Loans and the denominator of which is the aggregate outstanding principal amount of the Tranche 8 Term Loans of all Lenders; provided, further, that, in the case of each of the preceding clauses (a) through (h) when a Defaulting Lender shall exist, “Pro Rata Share” shall be adjusted in accordance with the provisions of Section 2.22.

“Property” means a parcel (or group of related parcels) of real property owned (or leased under a ground lease) by the REIT, the Borrower, any Subsidiary or any Unconsolidated Affiliate.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchasers” is defined in Section 12.3(a).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” is defined in Section 9.17.

“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.

“Rate Management Obligations” means any and all obligations of the Borrower or any Subsidiary (other than an Excluded Subsidiary), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Derivatives Contracts, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Derivatives Contracts, other than, in each case of clauses (a) and (b), any such obligations in respect of a Permitted Bond Hedge Transaction or a Permitted Warrant Transaction.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 10:00 a.m. (Central time) on the day that is two Business Days before the date of such setting, and (2) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” is defined in Section 12.3(d).

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuers for amounts paid by the LC Issuers in respect of any one or more drawings under Facility LCs.

“REIT” means Extra Space Storage Inc., a Maryland corporation, and its permitted successors.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Reports” is defined in Section 9.6(a).

“Required Lenders” means Lenders in the aggregate having greater than 50% of the aggregate amount of (a) the Aggregate Revolving Commitments at such time plus (b) the outstanding principal amount of the Term Loans at such time, plus (c) the unfunded portion of the Term Loan Commitments outstanding at such time; provided that if the Aggregate Revolving Commitments and unfunded Term Loan Commitments have been terminated, “Required Lenders” shall mean Lenders in the aggregate holding greater than 50% of the Aggregate Outstanding Credit Exposure. The Revolving Commitments and Outstanding Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve for Replacements” means, for any period and with respect to any Property or Net Lease Property, an amount equal to (a) the aggregate net rentable square footage of all completed space of such Property or Net Lease Property (other than any such completed space used solely for recreational vehicle parking) times (b) $0.15 times (c) the number of days in such period divided by (d) 365. If the term Reserve for Replacements is used without reference to any specific Property or Net Lease Property, then it shall be determined on an aggregate basis with respect to all Properties and Net Lease Properties and the applicable Ownership Shares of all Properties and Net Lease Properties of all Unconsolidated Affiliates.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted LC Cash Collateral” is defined in the definition of “Indebtedness”.

“Restricted Payment” means (a) any dividend or other distribution on account of any Equity Interest of the Borrower or any of its Subsidiaries, except a dividend or other distribution payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Subsidiaries, except a redemption or exchange of Equity Interests of the Borrower for common stock of the REIT; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries.

“Revolving Commitment” means, for each Lender, the obligation, if any, of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 1, as it may be modified (a) pursuant to Section 2.7, (b) as a result of any assignment that has become effective pursuant to Section 12.3(c), or (c) otherwise from time to time pursuant to the terms hereof. As of the date of this Agreement, the aggregate amount of the Lenders’ Revolving Commitments is $1,940,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of such Lender’s Revolving Loans outstanding at such time, plus (b) an amount equal to its Pro Rata Share of the outstanding LC Obligations at such time.

“Revolving Facility” means the revolving credit facility evidenced by this Agreement.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a loan made pursuant to Section 2.1(a) (or any conversion or continuation thereof).

“Revolving Loan Extension Request” is defined in Section 2.23(a).

“Revolving Loan Termination Date” means June 22, 2027, any later date as may be specified in accordance with Section 2.23 or any earlier date on which the Aggregate Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Sanctioned Country” means, at any time, any country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Global Affairs Canada, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person owned, directly or indirectly, by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the Government of Canada or (c) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Screen” is defined in the definition of “Term SOFR Base Rate”.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person under clauses (a), (b), (c), (d) and (g) of the definition of Indebtedness, in each case that is outstanding on such date and is secured in any manner by any Lien on any property, and in the case of the REIT, shall include (without duplication) the REIT’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates; provided that any Indebtedness that is secured solely by a pledge of Equity Interests shall not be deemed to constitute Secured Indebtedness.

“Self-Storage Property” means any Property or Net Lease Property primarily operated as a self-storage facility.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Business Day” means any day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system except a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Rate” means, as the context may require, the Daily Simple SOFR Rate, the Term SOFR Rate, or any other Benchmark based on or determined by reference to SOFR.

“SOFR Rate Advance” means an Advance that, except as otherwise provided in Section 2.11, bears interest at a SOFR Rate.

“Stated Rate” is defined in Section 2.21.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Unless otherwise specified, any reference to a Subsidiary shall mean a Subsidiary of the REIT.

“Subsidiary REIT” means any Subsidiary of the REIT that qualifies as a “real estate investment trust” for U.S. federal income tax purposes.

“Substantial Portion” means, with respect to the Property of the REIT and its Subsidiaries, Properties which represent more than 15% of the consolidated assets of the REIT and its Subsidiaries taken as a whole or Properties which are responsible for more than 15% of the consolidated net income of the REIT and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the REIT and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Supported QFC” is defined in Section 9.17.

“swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Counterparty” means, with respect to any Derivatives Contract with the Administrative Agent, any LC Issuer or any other Lender or any Affiliate of any of the foregoing, any Person or entity that is or becomes a party to such Derivatives Contract.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Derivatives Contract between the Administrative Agent, any LC Issuer or any other Lender or any Affiliate of any of the foregoing and one or more Swap Counterparties.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority, including interest, additions to tax and penalties applicable thereto.

“Tenant Insurance Contract” means an insurance or reinsurance contract or agreement under which any Captive Insurance Subsidiary provides insurance or reinsurance in respect of tenant insurance related to a Self-Storage Property.

“Tenant Insurance Operating Income” means, for any period, an amount equal to (a) the Tenant Insurance Revenue for such period minus (b) actual or attributable tenant insurance and reinsurance expenses (excluding royalty expenses paid to the REIT or any of its Wholly Owned Subsidiaries) of the applicable Captive Insurance Subsidiaries pursuant to Tenant Insurance Contracts for such period.

“Tenant Insurance Revenue” means, for any period, the aggregate revenues for such period earned by the Captive Insurance Subsidiaries from providing tenant insurance or reinsurance services under Tenant Insurance Contracts.

“Term Lender” means, as of any date of determination, a Lender having a Term Loan Commitment or outstanding Term Loan as of such date.

“Term Loan” means a Tranche 1 Term Loan, a Tranche 2 Term Loan, a Tranche 3 Term Loan, a Tranche 4 Term Loan, a Tranche 6 Term Loan, a Tranche 7 Term Loan, a Tranche 8 Term Loan and/or an Incremental Term Loan, as the context requires.

“Term Loan Commitments” means, for each Lender, such Lender’s Tranche 1 Term Loan Commitment, Tranche 2 Term Loan Commitment, Tranche 3 Term Loan Commitment, Tranche 4 Term Loan Commitment, Tranche 6 Term Loan Commitment, Tranche 7 Term Loan Commitment, Tranche 8 Term Loan Commitment and/or Incremental Term Loan Commitment.

“Term Loan Termination Date” means the Tranche 1 Term Loan Termination Date, Tranche 2 Term Loan Termination Date, Tranche 3 Term Loan Termination Date, Tranche 4 Term Loan Termination Date, Tranche 6 Term Loan Termination Date, Tranche 7 Term Loan Termination Date, Tranche 8 Term Loan Termination Date and/or each Incremental Term Loan Termination Date, as the context requires.

“Term SOFR” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

“Term SOFR Advance” means an Advance that, except as otherwise provided in Section 2.11, bears interest at the applicable Term SOFR Rate.

“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.

“Term SOFR Auction” means a solicitation of Bid Rate Quotes setting forth Term SOFR Margin Loans based on the Term SOFR Rate pursuant to Section 2.25.

“Term SOFR Base Rate” means, for the relevant Interest Period the Term SOFR rate quoted by the Administrative Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate for such Interest Period published two SOFR Business Days before the first day of such Interest Period (such SOFR Business Day, the “Determination Date”). If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding SOFR Business Day for which such rate was published on such Screen so long as such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such Determination Date.

“Term SOFR Loan” means a Loan that, except as otherwise provided in Section 2.11, bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Alternate Base Rate.

“Term SOFR Margin Loan” means a Bid Rate Loan the interest rate on which is determined on the basis of the Term SOFR Rate pursuant to a Term SOFR Auction.

“Term SOFR Rate” means, for the relevant Interest Period, the sum of (a) the Adjusted Term SOFR Base Rate applicable to such Interest Period, plus (b) the Applicable Margin.

“Test Period” means, as of any date of determination, the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter prior to such date for which financial statements have been delivered or are required to be delivered pursuant to the Loan Documents.

“Ticking Fee” is defined in Section 2.5(e).

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the REIT and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) unrestricted cash and Cash Equivalents (which, for the avoidance of doubt, shall exclude (i) tenant deposits, (ii) Restricted LC Cash Collateral and (iii) other cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is expressly restricted in any way) as of the last day of the applicable Test Period; plus (b)(i) Net Operating Income for all Properties (excluding Development Properties, Newly Acquired Properties, Unimproved Land and Lease Up Properties) for the applicable Test Period divided by (ii) the Capitalization Rate; plus (c)(i) Additional Specified Income for the applicable Test Period multiplied by (ii) 8; plus (d)(i) cash distributions and cash royalties received by the REIT or any of its Subsidiaries (other than any Captive Insurance Subsidiary) with respect to Tenant Insurance Operating Income during such Test Period in respect of Development Properties,

Newly Acquired Properties and Lease Up Properties that are 100% owned in fee simple, or leased under an Eligible Ground Lease, by the REIT or any of its Subsidiaries divided by (ii) the Capitalization Rate; plus (e) the undepreciated GAAP book value of all Lease Up Properties; plus (f) the undepreciated GAAP book value of all Newly Acquired Properties, plus (g) the undepreciated GAAP book value of Development Properties and Unimproved Land (less any GAAP impairment charges specific to any such asset), plus (h) the GAAP book value of Mortgage Receivables as of the last day of the applicable Test Period, plus (i) all other assets of the REIT and its Subsidiaries (the value of which is determined in accordance with GAAP but excluding assets classified as intangible under GAAP). The Borrower’s Ownership Share of assets held by Unconsolidated Affiliates shall be included in the calculation of Total Asset Value consistent with the above described treatment for assets owned by the Borrower or a Subsidiary. For purposes of determining Total Asset Value, (A) to the extent the amount of Total Asset Value pursuant to clause (c) above, together, without duplication, with the amount of Total Asset Value attributable to Net Lease Properties or Net Lease Net Operating Income, in the aggregate, would exceed 10.0% of Total Asset Value, such excess shall be excluded, (B) to the extent the amount of Total Asset Value attributable to assets under clause (i) above would exceed 5.0% of Total Asset Value, such excess shall be excluded and (C) to the extent the amount of Total Asset Value attributable to Development Properties, Unimproved Land, Unconsolidated Affiliates’ Properties, Lease Up Properties and Mortgage Receivables would exceed 30% of Total Asset Value, such excess shall be excluded.

“Total Indebtedness” means, as to any Person as of a given date and without duplication: (a) all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis and (b) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.

“Tranche” means, with respect to any Term Loan, any of the Tranche 1 Term Loans, Tranche 2 Term Loans, Tranche 3 Term Loans, Tranche 4 Term Loans, Tranche 6 Term Loans, Tranche 7 Term Loans, Tranche 8 Term Loans and/or any Incremental Term Loan established as a separate “tranche”, as applicable.

“Tranche 1 Term Loan” means a loan made by a Tranche 1 Term Loan Lender pursuant to Section 2.1(b) (or any conversion or continuation thereof).

“Tranche 1 Term Loan Commitment” means, for each Lender, the obligation, if any, of such Lender to make Tranche 1 Term Loans to the Borrower (or continue to hold Tranche 1 Term Loans to the extent previously made pursuant to the Existing Credit Agreement, as applicable), as set forth in Schedule 1, as it may be modified (a) as a result of any assignment that has become effective pursuant to Section 12.3(c) or (b) otherwise from time to time pursuant to the terms hereof. As of the date of this Agreement, the aggregate amount of the Lenders’ Tranche 1 Term Loan Commitments is $400,000,000 (it being acknowledged and agreed that all Tranche 1 Term Loans have been funded prior to the Effective Date with respect to the Borrower, and any remaining commitments therefor exist solely for purposes of any reallocation of outstanding Tranche 1 Term Loans as of the Effective Date, as described in Article XVI hereof). After advancing the Tranche 1 Term Loan, each reference to a Lender’s Tranche 1 Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the Tranche 1 Term Loans.

“Tranche 1 Term Loan Facility” means the $400,000,000 term loan facility, maturing on the Tranche 1 Term Loan Termination Date, as evidenced by this Agreement.

“Tranche 1 Term Loan Lender” means, as of any date of determination a Lender having a Tranche 1 Term Loan Commitment.

“Tranche 1 Term Loan Termination Date” means January 31, 2027 or any earlier date on which the Tranche 1 Term Loans are due in full pursuant to the terms hereof.

“Tranche 2 Term Loan” means a loan made by a Tranche 2 Term Loan lender pursuant to Section 2.1(b) (or any conversion or continuation thereof).

“Tranche 2 Term Loan Commitment” means, for each Lender, the obligation, if any, of such Lender to make Tranche 2 Term Loans to the Borrower (or continue to hold Tranche 2 Term Loans to the extent previously made pursuant to the Existing Credit Agreement, as applicable), as set forth in Schedule 1, as it may be modified (a) as a result of any assignment that has become effective pursuant to Section 12.3(c) or (b) otherwise from time to time pursuant to the terms hereof. As of the date of this Agreement, the aggregate amount of the Lenders’ Tranche 2 Term Loan Commitments is $425,000,000 (it being acknowledged and agreed that all Tranche 2 Term Loans have been funded prior to the Effective Date with respect to the Borrower, and any remaining commitments therefor exist solely for purposes of any reallocation of outstanding Tranche 2 Term Loans as of the Effective Date, as described in Article XVI hereof). After advancing the Tranche 2 Term Loan, each reference to a Lender’s Tranche 2 Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the Tranche 2 Term Loans.

“Tranche 2 Term Loan Facility” means the $425,000,000 term loan facility, maturing on the Tranche 2 Term Loan Termination Date, as evidenced by this Agreement.

“Tranche 2 Term Loan Lender” means, as of any date of determination, a Lender having a Tranche 2 Term Loan Commitment.

“Tranche 2 Term Loan Termination Date” means October 13, 2026 or any earlier date on which the Tranche 2 Term Loans are due in full pursuant to the terms hereof.

“Tranche 3 Term Loan” means a loan made by a Tranche 3 Term Loan Lender pursuant to Section 2.1(b) (or any conversion or continuation thereof).

“Tranche 3 Term Loan Commitment” means, for each Lender, the obligation, if any, of such Lender to make Tranche 3 Term Loans to the Borrower (or continue to hold Tranche 3 Term Loans to the extent previously made pursuant to the Existing Credit Agreement, as applicable), as set forth in Schedule 1, as it may be modified (a) as a result of any assignment that has become effective pursuant to Section 12.3(c) or (b) otherwise from time to time pursuant to the terms hereof. As of the date of this Agreement, the aggregate amount of the Lenders’ Tranche 3 Term Loan Commitments is $245,000,000 (it being acknowledged and agreed that all Tranche 3 Term Loans have been funded prior to the Effective Date with respect to the Borrower, and any remaining commitments therefor exist solely for purposes of any reallocation of outstanding Tranche 3 Term Loans as of the Effective Date, as described in Article XVI hereof). After advancing the Tranche 3 Term Loan, each reference to a Lender’s Tranche 3 Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the Tranche 3 Term Loans.

“Tranche 3 Term Loan Facility” means the $245,000,000 term loan facility, maturing on the Tranche 3 Term Loan Termination Date, as evidenced by this Agreement.

“Tranche 3 Term Loan Lender” means, as of any date of determination a Lender having a Tranche 3 Term Loan Commitment.

“Tranche 3 Term Loan Termination Date” means January 30, 2025 or any earlier date on which the Tranche 3 Term Loans are due in full pursuant to the terms hereof.

“Tranche 4 Term Loan” means a loan made by a Tranche 4 Term Loan Lender pursuant to Section 2.1(b) (or any conversion or continuation thereof).

“Tranche 4 Term Loan Commitment” means, for each Lender, the obligation, if any, of such Lender to make Tranche 4 Term Loans to the Borrower (or continue to hold Tranche 4 Term Loans to the extent previously made pursuant to the Existing Credit Agreement, as applicable), as set forth in Schedule 1, as it may be modified (a) as a result of any assignment that has become effective pursuant to Section 12.3(c) or (b) otherwise from time to time pursuant to the terms hereof. As of the date of this Agreement, the aggregate amount of the Lenders’ Tranche 4 Term Loan Commitments is $255,000,000 (it being acknowledged and agreed that all Tranche 4 Term Loans have been funded prior to the Effective Date with respect to the Borrower, and any remaining commitments therefor exist solely for purposes of any reallocation of outstanding Tranche 4 Term Loans as of the Effective Date, as described in Article XVI hereof). After advancing the Tranche 4 Term Loan, each reference to a Lender’s Tranche 4 Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the Tranche 4 Term Loans.

“Tranche 4 Term Loan Facility” means the $255,000,000 term loan facility, maturing on the Tranche 4 Term Loan Termination Date, as evidenced by this Agreement.

“Tranche 4 Term Loan Lender” means, as of any date of determination a Lender having a Tranche 4 Term Loan Commitment.

“Tranche 4 Term Loan Termination Date” means June 29, 2026 or any earlier date on which the Tranche 4 Term Loans are due in full pursuant to the terms hereof.

“Tranche 6 Term Loan” means a loan made by a Tranche 6 Term Loan Lender pursuant to Section 2.1(b) (or any conversion or continuation thereof).

“Tranche 6 Term Loan Commitment” means, for each Lender, the obligation, if any, of such Lender to make Tranche 6 Term Loans to the Borrower (or continue to hold Tranche 6 Term Loans to the extent previously made pursuant to the Existing Credit Agreement, as applicable), as set forth in Schedule 1, as it may be modified (a) as a result of any assignment that has become effective pursuant to Section 12.3(c) or (b) otherwise from time to time pursuant to the terms hereof. As of the Effective Date, the aggregate amount of the Lenders’ Tranche 6 Term Loan Commitments is $175,000,000 (it being acknowledged and agreed that all Tranche 6 Term Loans have been funded prior to the Effective Date with respect to the Borrower, and any remaining commitments therefor exist solely for purposes of any reallocation of outstanding Tranche 6 Term Loans as of the Effective Date, as described in Article XVI hereof). After advancing the Tranche 6 Term Loan, each reference to a Lender’s Tranche 6 Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the Tranche 6 Term Loans.

“Tranche 6 Term Loan Facility” means the $175,000,000 term loan facility, maturing on the Tranche 6 Term Loan Termination Date, as evidenced by this Agreement.

“Tranche 6 Term Loan Lender” means, as of any date of determination a Lender having a Tranche 6 Term Loan Commitment.

“Tranche 6 Term Loan Termination Date” means January 28, 2028 or any earlier date on which the Tranche 6 Term Loans are due in full pursuant to the terms hereof.

“Tranche 7 Term Loan” means a loan made by a Tranche 7 Term Loan Lender pursuant to Section 2.1(b) (or any conversion or continuation thereof).

“Tranche 7 Term Loan Commitment” means, for each Lender, the obligation, if any, of such Lender to make Tranche 7 Term Loans to the Borrower (or continue to hold Tranche 7 Term Loans to the extent previously made pursuant to the Existing Credit Agreement, as applicable), as set forth in Schedule 1, as it may be modified (a) as a result of any assignment that has become effective pursuant to Section 12.3(c) or (b) otherwise from time to time pursuant to the terms hereof. As of the Effective Date, the aggregate amount of the Lenders’ Tranche 7 Term Loan Commitments is $425,000,000 (it being acknowledged and agreed that all Tranche 7 Term Loans have been funded prior to the Effective Date with respect to the Borrower, and any remaining commitments therefor exist solely for purposes of any reallocation of outstanding Tranche 7 Term Loans as of the Effective Date, as described in Article XVI hereof). After advancing the Tranche 7 Term Loan, each reference to a Lender’s Tranche 7 Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the Tranche 7 Term Loans.

“Tranche 7 Term Loan Facility” means the $425,000,000 term loan facility, maturing on the Tranche 7 Term Loan Termination Date, as evidenced by this Agreement.

“Tranche 7 Term Loan Lender” means, as of any date of determination a Lender having a Tranche 7 Term Loan Commitment.

“Tranche 7 Term Loan Termination Date” means July 27, 2029 or any earlier date on which the Tranche 7 Term Loans are due in full pursuant to the terms hereof.

“Tranche 8 Term Loan” means a loan made by a Tranche 8 Term Loan Lender pursuant to Section 2.1(c) (or any conversion or continuation thereof).

“Tranche 8 Term Loan Commitment” means, for each Lender, the obligation, if any, of such Lender to make Tranche 8 Term Loans to the Borrower, as set forth in Schedule 1, as it may be modified (a) as a result of any assignment that has become effective pursuant to Section 12.3(c) or (b) otherwise from time to time pursuant to the terms hereof. As of the Effective Date, the aggregate amount of the Lenders’ Tranche 8 Term Loan Commitments is $1,000,000,000. After advancing the Tranche 8 Term Loan, each reference to a Lender’s Tranche 8 Term Loan

Commitment shall, as the context requires, refer to that Lender’s Pro Rata Share of the Tranche 8 Term Loans.

“Tranche 8 Term Loan Extension Request” is defined in Section 2.23(b).

“Tranche 8 Term Loan Facility” means the $1,000,000,000 term loan facility, maturing on the Tranche 8 Term Loan Termination Date, as evidenced by this Agreement.

“Tranche 8 Term Loan Final Availability Date” means December 31, 2023.

“Tranche 8 Term Loan Funding Date” is defined in Section 2.5(f).

“Tranche 8 Term Loan Funding Fee” is defined in Section 2.5(f).

“Tranche 8 Term Loan Lender” means, as of any date of determination a Lender having a Tranche 8 Term Loan Commitment.

“Tranche 8 Term Loan Termination Date” means June 22, 2024 or any earlier date on which the Tranche 8 Term Loans are due in full pursuant to the terms hereof.

“Transferee” is defined in Section 12.3(e).

“Type” means, with respect to any Advance, its nature as a Base Rate Advance, a Daily Simple SOFR Advance or a Term SOFR Advance and with respect to any Loan, its nature as a Base Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in which such Person holds any direct or indirect Equity Interest and which is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person. Unless otherwise specified, any reference to an Unconsolidated Affiliate shall mean an Unconsolidated Affiliate of the REIT.

“Unencumbered Additional Specified Income” means, as of any date of determination for any applicable Test Period, the sum of (a) Unencumbered Tenant Insurance Operating Income for

such Test Period in respect of Properties that are not 100% owned in fee simple, or leased under an Eligible Ground Lease, by the Borrower or any Wholly Owned Subsidiary of the Borrower, plus (b) Unencumbered Management Fee EBITDA for such Test Period.

“Unencumbered Adjusted NOI” means, for any period, NOI from all Eligible Properties (excluding Development Properties, Newly Acquired Properties, Unimproved Land and Lease Up Properties) for such period.

“Unencumbered Asset Value” means, as of any date of determination, (a)(i) the Unencumbered Adjusted NOI for the applicable Test Period divided by (ii) the Capitalization Rate; plus (b) the undepreciated GAAP book value of all Newly Acquired Properties that constitute Eligible Properties; plus (c) the undepreciated GAAP book value of all Lease Up Properties that constitute Eligible Properties; plus (d) the undepreciated GAAP book value of Development Properties and Unimproved Land (less any GAAP impairment charges specific to any such asset) that constitute Eligible Properties; plus (e)(i) Unencumbered Additional Specified Income for the applicable Test Period multiplied by (ii) 8; plus (f)(i) Unencumbered Tenant Insurance Operating Income for such Test Period in respect of Development Properties, Newly Acquired Properties and Lease Up Properties that are 100% owned in fee simple, or leased under an Eligible Ground Lease, by the Borrower or any Wholly Owned Subsidiary of the Borrower divided by (ii) the Capitalization Rate; plus (g)(i) Unencumbered Tenant Insurance Operating Income for such Test Period in respect of Properties (other than Eligible Properties and other than Properties subject to the preceding clause (f)) that are 100% owned in fee simple, or leased under an Eligible Ground Lease, by any Wholly Owned Subsidiary of the Borrower divided by (ii) the Capitalization Rate. For purposes of determining Unencumbered Asset Value, (A) to the extent the amount of Unencumbered Asset Value pursuant to clauses (c) and (d) above would exceed 15.0% of Unencumbered Asset Value, such excess shall be excluded, and (B) to the extent the amount of Unencumbered Asset Value pursuant to clauses (e) and (g) above would exceed 10.0% of Unencumbered Asset Value, such excess shall be excluded.

“Unencumbered Leverage Ratio” means the ratio of Unsecured Indebtedness to Unencumbered Asset Value, in each case, of the REIT and its Subsidiaries.

“Unencumbered Management Fee EBITDA” means, for any period, Management Fee EBITDA for such period generated by Eligible Property Entities.

“Unencumbered Tenant Insurance Operating Income” means, for any period, cash distributions and cash royalties received by any Eligible Property Entity with respect to Tenant Insurance Operating Income during such period.

“Unimproved Land” means real estate currently entitled for development but in respect of which no development (other than (a) improvements that are not material and are temporary in nature and (b) improvements not made by the REIT, the Borrower, any Subsidiary or any Unconsolidated Affiliate that the Borrower or one of its Subsidiaries plans to remove, demolish or redevelop in connection with any future development) has occurred.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness.

“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

“U.S. Special Resolution Regime” is defined in Section 9.17.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. Unless otherwise specified, any reference to a Wholly Owned Subsidiary shall mean a Wholly Owned Subsidiary of the REIT. The Borrower shall be deemed to be a Wholly Owned Subsidiary of the REIT for all purposes under the Loan Documents.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Advances also may be classified and referred to by Class (e.g., a “Revolving Advance”) or by Type (e.g., a “Term SOFR Advance”) or by Class and Type (e.g., a “Term SOFR Revolving Advance”).

1.2.    Rules of Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments as set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the word “or” shall not be exclusive and shall be deemed to have the inclusive meaning given by “and/or”. Unless otherwise noted, all references to currency in this Agreement and in the other Loan Documents are references to U.S. Dollars.

1.3.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.4.    Rates. The Daily Simple SOFR Rate and the Term SOFR Rate are determined by reference to the Daily Simple SOFR Base Rate and the Term SOFR Base Rate, which are derived from SOFR and Term SOFR, respectively. Section 3.3 provides a mechanism for (a) determining an alternative rate of interest if a Benchmark is no longer available or in the other circumstances set forth in Section 3.3 and (b) modifying this Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to SOFR or Term SOFR or other rates in the definition of “Daily Simple SOFR Base Rate” or “Term SOFR Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation whether any such alternative, successor, or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.3(b), will have the same value as, or be economically equivalent to the replaced Benchmark. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, SOFR, Term SOFR, and any alternative, successor or replacement rates (including any Benchmark Replacement), or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, SOFR, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.

THE CREDITS

2.1.    Commitment. Each Lender severally agrees, on the terms and conditions set forth in this Agreement:

(a)    from the Effective Date to but excluding the Revolving Loan Termination Date, to make Revolving Loans to the Borrower in Dollars by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent, and to participate in Facility LCs issued upon the request of the Borrower;

provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, (i) such Lender’s Revolving Exposure shall not exceed its Revolving Commitment and (ii) at such time the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitments;

(b)    on the Effective Date, to make Tranche 1 Term Loans, Tranche 2 Term Loans, Tranche 3 Term Loans, Tranche 4 Term Loans, Tranche 6 Term Loans and/or Tranche 7 Term Loans, or to continue to maintain, as applicable, such Lender’s existing Tranche 1 Term Loans, Tranche 2 Term Loans, Tranche 3 Term Loans, Tranche 4 Term Loans, Tranche 6 Term Loans and/or Tranche 7 Term Loans, in each case, to the Borrower in Dollars in an amount such that (i) such Lender’s Tranche 1 Term Loans outstanding are equal to such Lender’s Tranche 1 Term Loan Commitment as of the Effective Date, (ii) such Lender’s Tranche 2 Term Loans outstanding are equal to such Lender’s Tranche 2 Term Loan Commitment as of the Effective Date, (iii) such Lender’s Tranche 3 Term Loans outstanding are equal to such Lender’s Tranche 3 Term Loan Commitment as of the Effective Date, (iv) such Lender’s Tranche 4 Term Loans outstanding are equal to such Lender’s Tranche 4 Term Loan Commitment as of the Effective Date, (v) such Lender’s Tranche 6 Term Loans outstanding are equal to such Lender’s Tranche 6 Term Loan Commitment as of the Effective Date and (vi) such Lender’s Tranche 7 Term Loans outstanding are equal to such Lender’s Tranche 7 Term Loan Commitment as of the Effective Date (and to the extent of (x) any such Term Loans not funded prior to the Effective Date, or (y) any additional funds required by any Lender to effect the applicable reallocation described in Article XVI hereof, each Lender shall make immediately available funds available to the Administrative Agent’s designated account not later than the time specified by the Administrative Agent on the Effective Date); and

(c)    from and including the Effective Date and to and including the Tranche 8 Term Loan Final Availability Date, to make Tranche 8 Term Loans to the Borrower in Dollars, in not more than two (2) Advances, in an amount not to exceed such Lender’s unused Tranche 8 Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account not later than the time specified by the Administrative Agent. The Tranche 8 Term Loan Commitment of each Tranche 8 Term Loan Lender shall reduce and be automatically terminated on a dollar-for-dollar basis (i) concurrently with such Tranche 8 Term Loan Lender making any Tranche 8 Term Loan and (ii) to the extent required under Section 2.7(d)(i).

Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loans at any time prior to the Revolving Loan Termination Date. Amounts repaid in respect of Term Loans may not be reborrowed. Unless previously terminated, (i) any unfunded Tranche 1 Term Loan Commitments, Tranche 2 Term Loan Commitments, Tranche 3 Term Loan Commitments, Tranche 4 Term Loan Commitments, Tranche 6 Term Loan Commitments and Tranche 7 Term Loan Commitments shall terminate at 5:00 p.m. (Chicago time) on the Effective Date, (ii) any unused Tranche 8 Term Loan Commitments shall automatically terminate at 5:00 p.m. (Chicago time) on the Tranche 8 Term Loan Final Availability Date and (iii) the Revolving Commitments shall terminate on the Revolving Loan Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.

2.2.    Required Payments; Termination. If at any time (a) the Aggregate Outstanding Revolving Credit Exposure exceeds the Revolving Commitments of all Lenders or (b) the Aggregate Outstanding Revolving Credit Exposure plus the aggregate outstanding principal amount of all Bid Rate Loans exceeds the Revolving Commitments of all Lenders, the Borrower shall immediately make a payment on the Revolving Loans or Cash Collateralize LC Obligations in an account with the Administrative Agent pursuant to Section 2.19(k) sufficient to eliminate such excess. If at any time the aggregate principal amount of all outstanding Bid Rate Loans exceeds one-half of the Aggregate Revolving Commitments at such time, then the Borrower shall immediately pay to the Administrative Agent for the accounts of the applicable Lenders the amount of such excess. On the Revolving Loan Termination Date, the Borrower shall (i) pay the outstanding principal amount of all Revolving Loans and Bid Rate Loans and all interest thereon, (ii) pay all outstanding Reimbursement Obligations and all interest thereon, (iii) pay all fees related to the Revolving Facility, and (iv) Cash Collateralize all then outstanding Facility LCs in amount equal to 103% of the stated amounts of all such Facility LCs in accordance with Section  2.19(k).

2.3.    Ratable Loans; Types of Advances. Each Revolving Advance hereunder shall consist of Revolving Loans made from the several Revolving Lenders ratably according to their Pro Rata Shares. The Revolving Advances may be Base Rate Advances, Daily Simple SOFR Advances or Term SOFR Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9. Each Term Loan Advance hereunder shall consist of Term Loans made from the several Term Loan Lenders having Commitments in respect of the applicable Tranche, ratably according to their Pro Rata Shares on the funding date for each such Advance; provided, that to the extent any such Term Loans were previously funded under the Existing Credit Agreement, on the Effective Date the applicable Term Loan Lenders of each Tranche shall only be required to fund the amounts as described in Section 2.1(b). The Term Loan Advances may be Base Rate Advances, Daily Simple SOFR Advances or Term SOFR Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.4.    [Reserved].

2.5.    Fees.

(a)    Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender according to its Pro Rata Share a facility fee (the “Facility Fee”) at a per annum rate equal to the Applicable Fee Rate on the Aggregate Revolving Commitments (without regard to usage) from the date hereof to and including the Revolving Loan Termination Date, payable in arrears on each Payment Date hereafter and on the Revolving Loan Termination Date.

(b)    Bid Rate Loan Fees. The Borrower agrees to pay to the Administrative Agent a fee equal to $500 at the time of each Bid Rate Quote Request made hereunder for services rendered by the Administrative Agent in connection with the Bid Rate Loans.

(c)    Revolving Credit Extension Fee. If the Borrower exercises its right to extend the Revolving Loan Termination Date in accordance with Section 2.23(a), the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a fee equal to

0.0625% of the amount of such Revolving Lender’s Revolving Commitment (whether or not utilized). Such fee shall be due and payable in full on the effective date of such extension.

(d)    Tranche 8 Term Loan Extension Fee. If the Borrower exercises its right to extend the Tranche 8 Term Loan Termination Date in accordance with Section 2.23(b), the Borrower shall pay to the Administrative Agent for the account of each Tranche 8 Term Loan Lender a fee equal to 0.20% of the amount of such Tranche 8 Term Loan Lender’s outstanding Tranche 8 Term Loans. Such fee shall be due and payable in full on the effective date of such extension.

(e)    Ticking Fee. For the period beginning on the Effective Date and until the earliest of (i) the date on which all Tranche 8 Term Loans are drawn, (ii) the Tranche 8 Term Loan Final Availability Date and (iii) the date on which all Tranche 8 Term Loan Commitments are terminated, the Borrower agrees to pay to the Administrative Agent for the account of the Tranche 8 Term Loan Lenders a ticking fee (the “Ticking Fee”) calculated at a rate per annum equal to 0.20% of the undrawn portion of the Tranche 8 Term Loan Commitments, which shall be prorated for the number of days elapsed during such period. Such fee shall be payable in arrears beginning on the first Business Day of the first full fiscal quarter of the Borrower ending after the Effective Date, and then on the first Business Day of each successive fiscal quarter during such period, and on the earlier of (x) the date the Tranche 8 Term Loans shall be drawn in their entirety (or the commitments in respect thereof reduced to zero) and (y) the Tranche 8 Term Loan Final Availability Date.

(f)    Tranche 8 Term Loan Funding Fee. If and to the extent that Tranche 8 Term Loans are funded, the Borrower agrees to pay to the Administrative Agent for the ratable account of the Tranche 8 Term Loan Lenders a funding fee (the “Tranche 8 Term Loan Funding Fee”) on the date of such Advance (each, a “Tranche 8 Term Loan Funding Date”), in an amount equal to 0.20% of the aggregate amount of Tranche 8 Term Loans funded on such Tranche 8 Term Loan Funding Date. Any Tranche 8 Term Loan Funding Fee will be fully earned and due and payable in cash on the applicable Tranche 8 Term Loan Funding Date.

2.6.    Minimum Amount of Each Advance. Each Term SOFR Revolving Advance and each Daily Simple SOFR Revolving Advance shall be in the minimum amount of $2,500,000 and incremental amounts in integral multiples of $250,000, and each Base Rate Revolving Advance shall be in the minimum amount of $1,000,000 and incremental amounts in integral multiples of $100,000, provided, however, that any Base Rate Revolving Advance may be in the amount of the Available Aggregate Revolving Commitment. Each Advance of Tranche 8 Term Loans shall be in the minimum amount of $25,000,000 and incremental amounts in integral multiples of $5,000,000.

2.7.    Reductions in Aggregate Revolving Commitment and Tranche 8 Term Loan Commitment; Optional Principal Payments; Mandatory Prepayments.

(a)    Termination or Reduction of Revolving Commitments and Tranche 8 Term Loan Commitments. The Borrower may, upon not less than five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent by 2:00 p.m. (Chicago time) in the form of Exhibit D-3, which notice shall specify the amount of any such reduction, terminate or permanently reduce the Aggregate Revolving Commitments of the Revolving Lenders, or the unused Tranche 8 Term Loan Commitments of the Tranche 8 Term Loan Lenders, in each case, in whole, or in part ratably among the Revolving Lenders or the Tranche 8 Term Loan Lenders, as applicable; provided, however, that (i) any such reduction shall be in a minimum amount of $10,000,000 and incremental amounts in integral multiples of $1,000,000; and (ii) the amount of the Aggregate Revolving Commitments of the Revolving Lenders may not be reduced below the Aggregate Outstanding Revolving Credit Exposure plus the aggregate principal amount of all outstanding Bid Rate Loans. All accrued Facility Fees or Ticking Fees, as applicable, shall be payable on the effective date of any termination of Revolving Commitments or Tranche 8 Term Loan Commitments, as applicable. If any such termination is being made in connection with the consummation of another transaction, then such termination may be made contingent on the closing of such other transaction.

(b)    Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium (other than any applicable Prepayment Premium), all outstanding Base Rate Advances of a particular Class of Loans (other than Bid Rate Loans), or, in a minimum aggregate amount of $1,000,000 and incremental amounts in integral multiples of $100,000 (or the aggregate amount of the outstanding Loans of the applicable Class at such time), any portion of the aggregate outstanding Base Rate Advances (other than Bid Rate Loans) upon same day notice by 2:00 p.m. (Chicago time) to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without any other penalty or premium (other than any applicable Prepayment Premium), all outstanding Term SOFR Advances or Daily Simple SOFR Advances of a particular Class of Loans, or, in a minimum aggregate amount of $2,500,000 and incremental amounts in integral multiples of $250,000 (or the aggregate amount of the outstanding Loans of the applicable Class at such time), any portion of the aggregate outstanding Term SOFR Advances or Daily Simple SOFR Advances upon at least two (2) Business Days’ prior written notice to the Administrative Agent by 2:00 p.m. (Chicago time). A Bid Rate Loan may only be prepaid with the prior written consent of the Lender holding such Bid Rate Loan. If any optional payment in full of any Class of Loans is being made in connection with the consummation of another transaction, then such optional payment may be made contingent on the closing of such other transaction.

(c)    Notwithstanding clause (b) above, to the extent that the Borrower makes (or shall be required to be made) a prepayment of principal of all or any portion of the Tranche 7 Term Loans (whether voluntary or otherwise) on or prior to July 29, 2024, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Lenders, a prepayment premium (the “Prepayment Premium”) equal to the percentage of the principal amount so prepaid (or required to be prepaid) set forth in the following table corresponding to the period during which such prepayment is made (or required to be made). Such fee shall be due and payable on the date of any such prepayment.

Period	Prepayment Premium
After the Effective Date and on or prior to July 29, 2023	2.00%
After July 29, 2023 and on or prior to July 29, 2024	1.00%
After July 29, 2024	0.00%

The Loan Parties and the Tranche 7 Term Loan Lenders expressly agree as follows:

(i)    (A) All amounts payable pursuant to this Section 2.7(c) are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) all such amounts shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Tranche 7 Term Loan Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay all such amounts; (D) the Loan Parties, the Administrative Agent and the Tranche 7 Term Loan Lenders shall be estopped hereafter from claiming differently than as agreed to in this Section 2.7(c); (E) the Borrower’s agreement to pay all such amounts is a material inducement to the Tranche 7 Term Loan Lenders to make the Tranche 7 Term Loans; and (F) such amounts represent a good faith, reasonable estimate and calculation of the lost profits or damages of the Tranche 7 Term Loan Lenders and it would be impractical and extremely difficult to ascertain the actual amount of damages to the Tranche 7 Term Loan Lenders as a result of the prepayment of the Tranche 7 Term Loans.

(ii)    Any amounts payable in accordance with this Section 2.7(c) shall be presumed to be equal to the liquidated damages sustained by the Tranche 7 Term Loan Lenders as the result of the prepayment of the Tranche 7 Term Loans and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE TO THE EXTENT PERMITTED BY APPLICABLE LAW THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY SUCH AMOUNTS IN CONNECTION WITH ANY ACCELERATION.

(d)    At any time after the Effective Date that Net Proceeds are received by the REIT, the Borrower or any Subsidiary following a Prepayment Event, if at such time there are Tranche 8 Term Loan Commitments and/or Tranche 8 Term Loans outstanding, promptly and in any event within 10 days after the REIT, the Borrower or any Subsidiary receives any such Net Proceeds, the Applicable Proceeds shall be applied (or deemed applied, in the case of clause (i)), as follows:

(i)    first, if there are Tranche 8 Term Loan Commitments outstanding at the time of such Prepayment Event, the Tranche 8 Term Loan Commitments shall be reduced, dollar for dollar (and pro rata for each Tranche 8 Term Loan Lender), by an amount equal to the amount of such Applicable Proceeds; and

(ii)    second, to the extent there are remaining Applicable Proceeds after any application thereof pursuant to the preceding clause (i), the Borrower shall apply such Applicable Proceeds to prepay any outstanding Tranche 8 Term Loans, pro rata to each Tranche 8 Term Loan Lender (together with accrued interest to such date of prepayment, but otherwise without premium or penalty other than the payment of any amounts due under Section 3.4).

2.8.    Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type and Class of Advance and, in the case of each Term SOFR Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit D-1 (a “Borrowing Notice”) not later than 11:00 a.m. (Mountain time) (i) on the Borrowing Date of each Base Rate Advance, (ii) one (1) Business Day before the Borrowing Date for each Daily Simple SOFR Advance and (iii) two (2) Business Days before the Borrowing Date for each Term SOFR Advance specifying:

(a)    the Borrowing Date, which shall be a Business Day, of such Advance,

(b)    the aggregate amount of such Advance,

(c)    the Type and Class of Advance selected, and

(d)    in the case of each Term SOFR Advance, the Interest Period applicable thereto.

Not later than 1:00 p.m. (Mountain time) on each Borrowing Date, each applicable Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the applicable Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.9.    Conversion and Continuation of Outstanding Advances; Maximum Number of Interest Periods. Base Rate Advances and Daily Simple SOFR Advances shall continue as Base Rate Advances and Daily Simple SOFR Advances, respectively, unless and until such Advances are converted pursuant to this Section 2.9 or are prepaid in accordance with Section 2.7. Each Term SOFR Advance shall continue as a Term SOFR Advance until the end of the then applicable Interest Period therefor, at which time such Term SOFR Advance shall be automatically converted into a Term SOFR Advance with a one (1) month Interest Period unless (a) such Term SOFR Advance is or was prepaid in accordance with Section 2.7 or (b) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Term SOFR Advance continue as a Term SOFR Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Base Rate Advance into a Term SOFR Advance or a Daily Simple SOFR Advance, a Daily Simple SOFR Advance into a Term SOFR Advance or a Base Rate Advance, or a Term SOFR Advance into a Daily Simple SOFR Advance or a Base Rate Advance. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit D-2 (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Term SOFR Advance or a Daily Simple SOFR Advance, conversion of a Daily Simple SOFR Advance into a Term SOFR Advance or a Base Rate Advance, conversion of a Term SOFR Advance into a Daily Simple SOFR Advance or a Base Rate Advance, or continuation of a Term SOFR Advance not later than 11:00 a.m. (Chicago time) at least two (2) Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the amount, Type and Class of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Term SOFR Advance and the duration of the Interest Period applicable thereto.

After giving effect to all Advances, all conversions of Advances from one Type to another and all continuations of Advances of the same Type, there shall be no more than twenty (20) Interest Periods in effect hereunder.

Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

2.10.    Interest Rates. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made, to but excluding the date it becomes due or is converted into a Daily Simple SOFR Advance or Term SOFR Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Base Rate for such day; provided, that if a Base Rate Advance is due as a result of an Event of Default or is otherwise outstanding during the continuance of an Event of Default, the Base Rate shall continue to apply thereto plus such other amounts as required under Section 2.11. Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Term SOFR Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Term SOFR Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and the Pricing Schedule. Each Daily Simple SOFR Advance shall bear interest on the outstanding principal amount thereof from the day such Daily Simple SOFR Advance is made to (but not including) the date it is paid at the interest rate determined by the Administrative Agent as applicable to such Daily Simple SOFR Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and the Pricing Schedule. No Interest Period in respect of any Loan of any Class may end after the Facility Termination Date applicable to such Class. With respect to any Term Loan or portion thereof that has been identified by the Borrower to the Administrative Agent in writing as being subject as of the Effective Date to a Derivatives Contract with a Lender (or an Affiliate of a Lender) that provides a hedge against interest rate risk, if the Lenders would at any time be paid interest on any such Term Loan that is less than the Minimum Yield, the Borrower will pay such Lenders, in addition to and at the same time as the interest payable pursuant to Section 2.15, the positive difference, if any, between the Minimum Yield and the actual interest payable on the outstanding balance of such Term Loan during such Interest Period.

2.11.    Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Sections 2.8, 2.9 or 2.10, during the continuance of an Event of Default the Required Lenders may elect, by sending notice to the Administrative Agent and the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), to declare that no Advance may be made as, converted into or continued as a Term SOFR Advance or a Daily Simple SOFR Advance. During the continuance of an Event of Default the Required Lenders may elect, by sending notice to the Administrative Agent and the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), to declare that (a) the Loans shall bear interest at the rate otherwise applicable thereto plus 2.00% per annum, (b) the LC Fee shall be increased by 2.00% per annum and (c) each other fee or other amount (other than principal of any Loan) not paid when due shall thereafter accrue interest at the Base Rate plus 2.00% per annum, provided that, during the continuance of an Event of Default under Sections 7.2, 7.6 or 7.7, the interest rates set forth in clause (a) above and the increase in the LC Fee and unpaid fees and other amounts set forth in clauses (b) and (c) above shall be applicable automatically to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. After an Event of Default has been waived, the interest rate applicable to advances and the LC Fee shall revert to the rates applicable prior to the occurrence of an Event of Default.

2.12.    Method of Payment; Repayment of Term Loans.

(a)    Each Advance shall be repaid and each payment of interest thereon shall be paid in Dollars. All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. (Chicago time) on the date when due and shall (except (i) in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders or (ii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the applicable Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.19(f).

(b)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Revolving Loan Termination Date. To the extent not previously paid, all unpaid Term Loans shall be paid in full in cash by the Borrower to the applicable Term Lenders on the applicable Term Loan Termination Date. The Borrower shall repay the entire outstanding principal amount of, and all accrued interest on, each Bid Rate Loan on the last day of the Interest Period of such Bid Rate Loan.

2.13.    Noteless Agreement; Evidence of Indebtedness.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that (i) the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms and (ii) the Register maintained by the Administrative Agent pursuant to Section 12.3(d) shall control in the event of any inconsistency with the accounts maintained pursuant to paragraphs (a) and (b) above.

(d)    Any Lender may request that its Loans be evidenced by a promissory note representing its Revolving Loans, Term Loans and Bid Rate Loans of the applicable Class, respectively, substantially in the form of Exhibit E-1, E-2, E-3, E-4, E-5, E-6, E-7, E-8 or E-9, as applicable (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to such Lender (or its registered assigns) in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the payee named therein (or its registered assigns), except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b) (i) and (ii) above.

2.14.    Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Signatory of the Borrower. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The parties agree to prepare appropriate documentation to correct any such error within ten (10) days after discovery by any party to this Agreement.

2.15.    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance and each Daily Simple SOFR Advance shall be payable on each Payment Date, commencing with the first such Payment Date to occur after the date hereof and at maturity. Interest accrued on each Term SOFR Advance shall be payable on the last day of its applicable

Interest Period, on any date on which the Term SOFR Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Term SOFR Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued pursuant to Section 2.11 shall be payable on demand. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest computed by reference to the Alternate Base Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

2.16.    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each applicable Lender of the contents of each Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from any LC Issuer, the Administrative Agent will notify each Revolving Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each applicable Lender and the Borrower of the interest rate applicable to each Advance (other than a Base Rate Advance) promptly upon determination of such interest rate and will give each applicable Lender and the Borrower prompt notice of each change in the Alternate Base Rate.

2.17.    Lending Installations. Each Lender may book its Advances and its participation in any LC Obligations and each LC Issuer may book the Facility LCs of such LC Issuer at any Lending Installation selected by such Lender or such LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or each LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.18.    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19.    Facility LCs.

(a)    Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit denominated in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify any Facility LC issued by such LC Issuer (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Revolving Loan Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate outstanding LC Obligations shall not exceed $50,000,000; (ii) the aggregate outstanding LC Obligations with respect to all Facility LCs issued by any single LC Issuer shall not exceed the lesser of (A) $25,000,000 (or such greater amount as the applicable LC Issuer shall agree) and (B) the Revolving Commitment of such LC Issuer, and (iii) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitments. No Facility LC shall have an expiry date later than the earlier to occur of (x) the fifth Business Day prior to the Revolving Loan Termination Date and (y) one (1) year after its issuance; provided, however, that the expiry date of a Facility LC may be up to one (1) year later than the fifth Business Day prior to the Revolving Loan Termination Date if the Borrower has posted on or before the fifth Business Day prior to the Revolving Loan Termination Date cash collateral in the Facility LC Collateral Account on terms reasonably satisfactory to the Administrative Agent in an amount equal to 103% of the LC Obligations with respect to such Facility LC.

(b)    Participations. Upon the issuance or Modification by any LC Issuer of a Facility LC, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

(c)    Notice. Subject to Section 2.19(a), the Borrower shall give the Administrative Agent and the applicable LC Issuer notice prior to 1:00 p.m. (Chicago time) at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent and the applicable LC Issuer in their sole discretion) prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Lender of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by any LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Facility LC shall be reasonably satisfactory to such LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). No LC Issuer shall have any independent duty to ascertain whether the conditions set forth in Article IV have been satisfied; provided, however, that no LC Issuer shall issue a Facility LC if, on or before the proposed date of issuance, such LC Issuer shall have received notice from the Administrative Agent or the Required Lenders that any such condition has not been satisfied or waived. In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

(d)    LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Term SOFR Loans in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date (the “LC Fee”). The Borrower shall also pay to each LC Issuer for its own account (i) a fronting fee in an amount agreed upon between such LC Issuer and the Borrower, such fee to be payable in arrears on each Payment Date, and (ii) on demand, all amendment, drawing and other fees regularly charged by such LC Issuer to its letter of credit customers and all reasonable and documented out-of-pocket expenses incurred by such LC Issuer in connection with the issuance, Modification, administration or payment of any Facility LC.

(e)    Administration; Reimbursement by Lenders. Upon receipt of any demand for payment under any Facility LC from the beneficiary of such Facility LC, the applicable LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Revolving Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Honor Date”). The responsibility of each LC Issuer to the Borrower and each Revolving Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by any LC Issuer, each Revolving Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19(f) below and there are not funds available in the Facility LC Collateral Account to cover the same, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three (3) days and, thereafter, at a rate of interest equal to the rate applicable to Base Rate Advances.

(f)    Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse each LC Issuer (i) if the Borrower shall have received notice of the applicable LC Honor Date at or before 10:30 a.m. (Chicago time) on such LC Honor Date, on or before the applicable LC Honor Date or (ii) if the Borrower shall have received notice of the applicable LC Honor Date after 10:30 a.m. (Chicago time) on the applicable LC Honor Date, the date one Business Day after the Borrower has received notice from such LC Issuer of such LC Honor Date (such required date of payment, the “LC Required Payment Date”), in each case, for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC (such amount, the “Reimbursement Amount”), without presentment, demand, protest or other formalities of any kind; provided that (A) neither the Borrower nor any Revolving Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the applicable LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (y) the applicable LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC; and (B) if Borrower has not paid the Reimbursement Amount with respect to Facility LC on or prior to the LC Required Payment Date (and the applicable LC Issuer shall promptly notify the Administrative Agent of such failure) and (i) if the applicable conditions set forth in Section 4.2 (other than the condition that no Default exists; provided that it is understood and agreed that no Advance shall be made pursuant to this clause (f) at any time an Event of Default has occurred and is continuing) would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Amount and the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of Section 2.19(e) shall apply. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower after the applicable LC Required Payment Date shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (after giving effect to any Revolving Loan pursuant to the preceding sentence) the sum of 2.00% per annum plus the rate applicable to Base Rate Advances for each such day after such LC Required Payment Date. The LC Issuer will pay to each Revolving Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19(e).

(g)    Obligations Absolute. The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Issuer, any Revolving Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuers and the Revolving Lenders that the LC Issuers and the Revolving Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC other than any such error, omission, interruption or delay in transmission, dispatch or delivery arising out of the gross negligence or willful misconduct of such LC Issuer as determined in a final, non-appealable judgment by a court of competent jurisdiction. The Borrower agrees that any action taken or omitted by any LC Issuer or any Revolving Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any LC Issuer or any Revolving Lender under any liability to the Borrower. Nothing in this Section 2.19(g) is intended to limit the right of the Borrower to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19(f).

(h)    Actions of LC Issuer. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex, teletype or electronic mail message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Revolving Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Revolving Lenders and any future holders of a participation in any Facility LC.

(i)    Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, reasonable and documented costs or expenses (including reasonable and documented counsel fees and disbursements (subject to the limitations below)) which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses (including reasonable and documented counsel fees and disbursements (which shall be limited to the reasonable and documented fees, charges and disbursements of (i) one primary counsel and any special and local counsel for the Administrative Agent, the LC Issuers and the Lenders and (ii) in the event of any actual or potential conflicts of interest, one additional primary counsel and any additional special and local counsel, in each case, for all similarly situated LC Issuers and Lenders)) which any LC Issuer may incur (A) by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any Defaulting Lender) or (B) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor

Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the applicable LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the applicable LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19(i) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

(j)    Lenders’ Indemnification. Each Revolving Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

(k)    Facility LC Collateral Account. The Borrower agrees that it will, upon the reasonable request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuers or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements reasonably satisfactory to the Administrative Agent (the “Facility LC Collateral Account”), in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Lenders and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Revolving Lenders and the LC Issuers, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of U.S. Bank having a maturity not exceeding thirty (30) days. Nothing in this Section 2.19(k) shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 2.22 or Section 8.1.

(l)    Rights as a Lender. In its capacity as a Revolving Lender, each LC Issuer shall have the same rights and obligations as any other Revolving Lender.

(m)    Separate Reimbursement Agreement. In the event any LC Issuer enters into a separate reimbursement agreement with the Borrower covering the Facility LCs and the terms of such reimbursement agreement conflict with or contradict the terms of this Agreement, the terms of this Agreement shall control.

2.20.    Replacement of Lender. If the Borrower is required pursuant to Sections 3.1, 3.2, 3.5 or 3.7 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Base Rate Advances into Daily Simple SOFR or Term SOFR Advances shall be suspended pursuant to Section 3.3 or if any Lender declines to approve an amendment or waiver that is approved by the Required Lenders or becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, if any of such issue or event is still in effect, to replace such Affected Lender as a Lender party to this Agreement, and provided further that concurrently with such replacement, (a) an Eligible Assignee (in each case, subject to any consent that would be required pursuant to Section 12.3(b) for an assignment to such Eligible Assignee) which does not suffer from and is not impacted by the issue or event causing the replacement of the Affected Lender, shall agree, as of such date, to purchase for cash at par the Advances and other Obligations due to the Affected Lender under this Agreement and the other Loan Documents pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (b) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (i) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2, 3.4 and 3.5, but excluding any amount paid by the replacement lender under clause (a), and (ii) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.21.    Limitation of Interest. The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.21 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.21, even if such provision declares that it controls. As used in this Section 2.21, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of this Agreement. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (i) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (ii) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of this Agreement at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.21, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Loan or any other Obligation outstanding hereunder or under the other Loan Documents is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s Obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

2.22.    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 8.3.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuers hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account

(including the Facility LC Collateral Account) and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility LCs issued under this Agreement, in accordance with Section 2.22(d); sixth, to the payment of any amounts owing to the Lenders or the LC Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any LC Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, if so determined by the Administrative Agent, distributed to the Lenders of the applicable Class other than the Defaulting Lender until the ratio of the Revolving Exposures or Term Loans of the applicable Class, as the case may be, of such Lenders to the Aggregate Outstanding Revolving Credit Exposures of all Revolving Lenders, or Term Loans of such Class of all Lenders, as the case may be, equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans or participations in Facility LCs; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Facility LC issuances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility LCs were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions of all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Credit Extensions of such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    Each Defaulting Lender that is a Revolving Lender shall be entitled to receive a Facility Fee for any period during which that Revolving Lender is a Defaulting Lender only to extent allocable to the sum of (x) the outstanding principal amount of the Revolving Loans funded by it, and (y) its ratable share of the stated amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 2.22(d).

(B)    Each Defaulting Lender that is a Revolving Lender shall be entitled to receive LC Fees for any period during which that Revolving

Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 2.22(d).

(C)    With respect to any Facility Fee or LC Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the LC Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the LC Issuer’s Fronting Exposure to such Defaulting Lender which has not been Cash Collateralized by the Borrower, and (z) not be required to pay the remaining amount of any such fee.

(D)    No Defaulting Lender shall be entitled to receive any Ticking Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (A) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.15, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.22(d).

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the LC Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility LCs to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Facility LCs. So long as any Lender is a Defaulting Lender, the LC Issuers shall not be required to issue, extend, renew or increase any Facility LC unless it is satisfied that it will have no Fronting Exposure (other than any Fronting Exposure that is Cash Collateralized by the Borrower) after giving effect thereto.

(d)    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of any LC Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize such LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the LC Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.22 in respect of Facility LCs shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such Cash Collateral as may otherwise be provided for herein.

(iii)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the LC Issuers’ Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.22(d) following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent that there exists excess Cash Collateral; provided that, subject to this Section 2.22 the Person providing Cash Collateral and the Administrative Agent may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.23.    Extensions of Revolving Loan Termination Date and Tranche 8 Term Loan Termination Date.

(a)    The Borrower shall have the right, exercisable two times, to request that the Administrative Agent and the Revolving Lenders agree to extend the Revolving Loan Termination Date by one six-month period for each such exercise of such extension right. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 30 days but not more than 120 days prior to the current Revolving Loan Termination Date, a written request for such extension (a “Revolving Loan Extension Request”). The Administrative Agent shall notify the Revolving Lenders if it receives a Revolving Loan Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolving Loan Termination Date shall be extended for six months effective upon receipt by the Administrative Agent of each Revolving Loan Extension Request and payment of the fee referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall be in existence; (ii) no Material Adverse Change shall have occurred and (iii) the representations and warranties contained in Article V are (A) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (B) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date, (y) the Borrower shall have paid the fees payable under Section 2.5(c) and (z) the Borrower shall have delivered to the Administrative Agent a certificate from an Authorized Signatory of the Borrower certifying the matters referred to in the preceding clause (x). Once the foregoing conditions have been satisfied, the Administrative Agent shall promptly notify the Borrower and the Revolving Lenders of the new Revolving Loan Termination Date.

(b)    The Borrower shall have the right, exercisable one time, to request that the Administrative Agent and the Tranche 8 Term Loan Lenders agree to extend the Tranche 8 Term Loan Termination Date by one twelve-month period. The Borrower may exercise such right only by executing and delivering to the Administrative Agent at least 30 days but not more than 120 days prior to the current Tranche 8 Term Loan Termination Date, a written request for such extension (a “Tranche 8 Term Loan Extension Request”). The Administrative Agent shall notify the Tranche 8 Term Loan Lenders if it receives a Tranche 8 Term Loan Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Tranche 8 Term Loan Termination Date shall be extended for twelve months effective upon receipt by the Administrative Agent of the Tranche 8 Term Loan Extension Request and payment of the fee referred to in the following clause (y): (x) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall be in existence; (ii) no Material Adverse Change shall have occurred and (iii) the representations and warranties contained in Article V are (A) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (B) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date, (y) the Borrower shall have paid the fees payable under Section 2.5(d) and (z) the Borrower shall have delivered to the Administrative Agent a certificate from an Authorized Signatory of the Borrower certifying the matters referred to in the preceding clause (x). Once the foregoing conditions have been satisfied, the Administrative Agent shall promptly notify the Borrower and the Tranche 8 Term Loan Lenders of the new Tranche 8 Term Loan Termination Date.

2.24.    Increase Option. The Borrower may from time to time until the Revolving Loan Termination Date elect to increase the Revolving Commitments, or enter into one or more tranches of additional Term Loans, or one or more tranches of commitments (each an “Incremental Term Loan Commitment”) to make additional, Term Loans (each an “Incremental Term Loan”), in each case in minimum increments of $50,000,000 or such lower amount as the Borrower and the Administrative Agent agree upon, so long as, after giving effect thereto, the Aggregate Outstanding Credit Exposure does not exceed $5,925,000,000. The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment or to participate in such Incremental Term Loan Commitments or Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities that are Eligible Assignees (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments, or to participate in such Incremental Term Loan Commitments or Incremental Term Loans, or extend Revolving Commitments, as the case may be; provided that (a) each Augmenting Lender and each Increasing Lender shall, to the extent consent would be required for an assignment of such Commitments or such Loans to such Augmenting Lender or Increasing Lender pursuant to Section 12.3, be subject to the approval of the Borrower, the Administrative Agent and/or the LC Issuers, in each case not to be unreasonably withheld, delayed or conditioned, and (b) (i) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit F hereto, and (ii) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit G hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Revolving Commitments, Incremental Term Loan Commitments or Incremental Term Loans pursuant to this Section 2.24. Increased and new Revolving Commitments, Incremental Term Loan Commitments and

Incremental Term Loans created pursuant to this Section 2.24 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loan Commitments or Incremental Term Loans shall become effective under this Section 2.24 unless, (A) on the proposed date of the effectiveness of, and after giving effect to, such increase or such Incremental Term Loan Commitments or Incremental Term Loans, (w) the condition set forth in paragraph (b) of Section 4.2 shall be satisfied or waived by the Required Lenders, (x) there exists no Event of Default, nor would an Event of Default result from such increase or Incremental Term Loans, (y) there shall not have occurred a Material Adverse Change, and (z) the Borrower shall be in compliance (on a pro forma basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.16 (and the Administrative Agent shall have received a certificate certifying as to the matters in the preceding clauses (w), (x) and (y), dated such date and executed by an Authorized Signatory of the Borrower) and (B) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the limited partnership power and authority of the Borrower to borrow hereunder after giving effect to such increase, as well as such documents as the Administrative Agent may reasonably request (including, without limitation, customary opinions of counsel and affirmations of Loan Documents and updated financial projections, reasonably acceptable to the Administrative Agent). On the effective date of any increase in the Revolving Commitments or any new Incremental Term Loan Commitments becoming effective or any Incremental Term Loans being made, (1) each relevant Increasing Lender and Augmenting Lender providing a Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Pro Rata Share of such outstanding Revolving Loans, and (2) unless the balancing in clause (1) can be made with Revolving Loans only from the applicable Increasing Lenders and Augmenting Lenders (and except in the case of any Incremental Term Loan Commitments or Incremental Term Loans), the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.3). The deemed payments made pursuant to clause (2) of the immediately preceding sentence shall be accompanied, in respect of Term SOFR Loans, by payment of all accrued interest on the amount prepaid and shall be subject to indemnification by the Borrower pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods. All Incremental Term Loans (including Incremental Term Loans funded pursuant to Incremental Term Loan Commitments) (aa) shall rank pari passu in right of payment with the Revolving Loans and the initial Term Loans and (bb) shall be treated substantially the same as (and in any event no more favorably than, unless also provided for the benefit of) the Revolving Loans and the initial Term Loans; provided that (I) the terms and conditions applicable to any tranche of Incremental Term Loans may provide for material additional or different financial or other covenants or prepayment requirements and (II) the Incremental Term Loans may be priced differently than the Revolving Loans and the initial Term Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.24. Each Augmenting Lender and each Increasing Lender shall fund the applicable Incremental Term Loans in accordance with the requirements of the applicable Incremental Term Loan Amendment. Nothing contained in this Section 2.24 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time. In connection with any increase in the aggregate amount of the Revolving Commitments, effectiveness of Incremental Term Loan Commitments or issuance of Incremental Term Loans pursuant to this Section 2.24, any Lender becoming a party hereto shall (AA) execute such documents and agreements as the Administrative Agent may reasonably request and (BB) provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act.

This Section 2.24 shall supersede any provision in Section 8.3 to the contrary.

2.25.    Bid Rate Loans.

(a)    Bid Rate Loans. From and after the Effective Date and to but excluding the Revolving Loan Termination Date, the Borrower may, as set forth in this Section, request the Revolving Lenders to make offers to make Bid Rate Loans to the Borrower in Dollars. The aggregate principal amount of Bid Rate Loans outstanding at any time, shall not exceed the lesser of (i) one-half of the Aggregate Revolving Commitments and (ii) the Aggregate Revolving Commitments minus Aggregate Outstanding Revolving Credit Exposure (determined without giving effect to outstanding Bid Rate Loans). The Revolving Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b)    Requests for Bid Rate Loans. When the Borrower wishes to request from the Revolving Lenders offers to make Bid Rate Loans, it shall give the Administrative Agent notice (a “Bid Rate Quote Request”) so as to be received no later than 1:00 p.m. (Chicago time) on (i) the Business Day immediately preceding the date of borrowing proposed therein, in the case of an Absolute Rate Auction and (ii) the date four (4) Business Days prior to the proposed date of borrowing, in the case of a Term SOFR Auction. The Administrative Agent shall deliver to each Revolving Lender a copy of each Bid Rate Quote Request promptly upon receipt thereof by the Administrative Agent. The Borrower may request offers to make Bid Rate Loans for up to three (3) different Interest Periods in any one Bid Rate Quote Request; provided that if granted each separate Interest Period shall be deemed to be a separate borrowing (a “Bid Rate Borrowing”). Each Bid Rate Quote Request shall be substantially in the form of Exhibit I-1 and shall specify as to each Bid Rate Borrowing all of the following:

(A)    the proposed date of such Bid Rate Borrowing, which shall be a Business Day;

(B)    the aggregate amount of such Bid Rate Borrowing which shall be in a minimum amount of $10,000,000 and integral multiples of $500,000 in excess thereof which shall not cause the outstanding principal amount of all Bid Rate Loans, after giving effect to the application of the proceeds of the such Bid Rate Borrowing, to exceed the limit specified in Section 2.25(a);

(C)    whether the Bid Rate Quote Request is for Term SOFR Margin Loans or Absolute Rate Loans; and

(D)    the duration of the Interest Period applicable thereto, which shall not extend beyond the Revolving Loan Termination Date.

The Borrower shall not deliver any Bid Rate Quote Request within five (5) Business Days of the giving of any other Bid Rate Quote Request and the Borrower shall not deliver more than one (1) Bid Rate Quote Request in any calendar month.

(c)    Bid Rate Quotes.

(i)    Each Revolving Lender may submit one or more Bid Rate Quotes, each containing an offer to make a Bid Rate Loan in response to any Bid Rate Quote Request; provided that, if the Borrower’s request under Section 2.25(b) specified more than one Interest Period, such Revolving Lender may make a single submission containing only one Bid Rate Quote for each such Interest Period. Each Bid Rate Quote must be submitted to the Administrative Agent not later than 10:30 a.m. (Chicago time) (A) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (B) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a Term SOFR Auction, and in either case the Administrative Agent shall disregard any Bid Rate Quote received after such time; provided that any Revolving Lender then acting as the Administrative Agent or that is an Affiliate of the Administrative Agent may submit a Bid Rate Quote only if it notifies the Borrower of the terms of the offer contained therein not later than 30 minutes prior to the latest time by which the Revolving Lenders must submit applicable Bid Rate Quotes. Any Bid Rate Quote so made shall be irrevocable except with the consent of the Administrative Agent given at the request of the Borrower. Such Bid Rate Loans may be funded by a Revolving Lender’s Designated Lender (if any) as provided in Section 12.1(b); however, such Revolving Lender shall not be required to specify in its Bid Rate Quote whether such Bid Rate Loan will be funded by such Designated Lender.

(ii)    Each Bid Rate Quote shall be substantially in the form of Exhibit I-2 and shall specify:

(A)    the proposed date of borrowing and the Interest Period therefor;

(B)    the principal amount of the Bid Rate Loan for which each such offer is being made; provided that the aggregate principal amount of all Bid Rate Loans for which a Revolving Lender submits Bid Rate Quotes (x) may be greater or less than the Revolving Commitment of such Revolving Lender but (y) shall not exceed the principal amount of the Bid Rate Borrowing for a particular Interest Period for which offers were requested; provided further that any Bid Rate Quote shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof;

(C)    in the case of an Absolute Rate Auction, the rate of interest per annum (rounded upwards, if necessary, to the nearest one-hundredth of one percent (0.01%)) offered for each such Absolute Rate Loan (the “Absolute Rate”);

(D)    in the case of a Term SOFR Auction, the margin above or below the applicable Term SOFR Rate (the “Term SOFR Margin”) offered for each such Term SOFR Margin Loan, expressed as a percentage to be added to (or subtracted from) the applicable Term SOFR Rate; and

(E)    the identity of the quoting Revolving Lender.

Unless otherwise agreed by the Administrative Agent and the Borrower, no Bid Rate Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Bid Rate Quote Request and, in particular, no Bid Rate Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Bid Rate Loan for which such Bid Rate Quote is being made.

(d)    Notification by Administrative Agent. The Administrative Agent shall, as promptly as practicable after the Bid Rate Quotes are submitted (but in any event not later than 11:30 a.m. (Chicago time) (i) on the proposed date of borrowing, in the case of an Absolute Rate Auction or (ii) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a Term SOFR Auction), notify the Borrower of the terms (A) of any Bid Rate Quote submitted by a Revolving Lender that is in accordance with Section 2.25(c) and (B) of any Bid Rate Quote that amends, modifies or is otherwise inconsistent with a previous Bid Rate Quote submitted by such Revolving Lender with respect to the same Bid Rate Quote Request. Any such subsequent Bid Rate Quote shall be disregarded by the Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. The Administrative Agent’s notice to the Borrower shall specify (x) the aggregate principal amount of the Bid Rate Borrowing for which offers have been received and (y) the principal amounts and Absolute Rates or Term SOFR Margins, as applicable, so offered by each Revolving Lender (identifying the Revolving Lender that made such Bid Rate Quote).

(e)    Acceptance by Borrower.

(i)    Not later than 12:30 p.m. (Chicago time) (A) on the proposed date of borrowing, in the case of an Absolute Rate Auction and (B) on the date three (3) Business Days prior to the proposed date of borrowing, in the case of a Term SOFR

Auction, the Borrower shall notify the Administrative Agent of its acceptance or nonacceptance of the Bid Rate Quotes so notified to it pursuant to Section 2.25(d), which notice shall be in the form of Exhibit I-3. In the case of acceptance, such notice shall specify the aggregate principal amount of Bid Rate Quotes for each Interest Period that are accepted. The failure of the Borrower to give such notice by such time shall constitute nonacceptance. The Borrower may accept any Bid Rate Quote in whole or in part; provided that:

(A)    the aggregate principal amount of each Bid Rate Borrowing may not exceed the applicable amount set forth in the related Bid Rate Quote Request;

(B)    the aggregate principal amount of each Bid Rate Borrowing shall comply with the provisions of Section 2.25(b)(B) and together with all other Bid Rate Loans then outstanding shall not cause the outstanding principal amount of all Bid Rate Loans, after giving effect to the application of the proceeds of the such Bid Rate Borrowing, to exceed the limit specified in Section 2.25(a);

(C)    acceptance of Bid Rate Quotes may be made only in ascending order of Absolute Rates or Term SOFR Margins, as applicable, in each case beginning with the lowest rate so offered;

(D)    any acceptance in part by the Borrower shall be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof for the applicable Bid Rate Borrowing; and

(E)    the Borrower may not accept any Bid Rate Quote that fails to comply with Section 2.25(c) or otherwise fails to comply with the requirements of this Agreement.

(ii)    If Bid Rate Quotes are made by two or more Revolving Lenders with the same Absolute Rates or Term SOFR Margins, as applicable, for a greater aggregate principal amount than the amount in respect of which Bid Rate Quotes are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such Bid Rate Quotes are accepted shall be allocated by the Administrative Agent among such Revolving Lenders in proportion to the aggregate principal amount of such Bid Rate Quotes. Determinations by the Administrative Agent of the amounts of Bid Rate Loans shall be conclusive in the absence of manifest error.

(f)    Obligation to Make Bid Rate Loans. The Administrative Agent shall promptly (and in any event not later than (i) 1:30 p.m. (Chicago time) on the proposed date of borrowing of Absolute Rate Loans and (ii) on the date three (3) Business Days prior to the proposed date of borrowing of Term SOFR Margin Loans) notify each Revolving Lender as to whose Bid Rate Quote has been accepted and the amount and rate thereof. A Revolving Lender who is notified that it has been selected to make a Bid Rate Loan may designate its Designated

Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 12.1(b). Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee in respect of such Bid Rate Loan and be entitled to receive payment thereof when due. No Revolving Lender shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded. Any Revolving Lender whose offer to make any Bid Rate Loan has been accepted shall, not later than 2:30 p.m. (Chicago time) on the date specified for the making of such Loan, make the amount of such Loan available to the Administrative Agent at its Lending Installation in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower not later than 3:30 p.m. (Chicago time) on such date by depositing the same, in immediately available funds, in an account of the Borrower designated by the Borrower.

(g)    No Effect on Revolving Commitment. The amount of any Bid Rate Loan made by any Revolving Lender shall not constitute a utilization of such Revolving Lender’s Revolving Commitment.

ARTICLE III.

YIELD PROTECTION; TAXES

3.1.    Yield Protection. If, after the date of this Agreement, there occurs any Change in Law which:

(a)    subjects any Lender or any applicable Lending Installation, any LC Issuer, or the Administrative Agent to any Taxes (other than with respect to Indemnified Taxes, Excluded Taxes, and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(b)    imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term SOFR Rate or the Daily Simple SOFR Rate) or any LC Issuer, or

(c)    imposes any other condition (other than Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Person of making or maintaining its Loans or Commitment or of issuing or participating in Facility LCs or to reduce the amount received by such Person in connection with such Loans or Commitment, Facility LCs or participations therein, then, within fifteen (15) days after demand by such Person, the Borrower shall pay such Person, as the case may be, such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received. Failure or delay on the part of any such Person to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Person pursuant to this Section 3.1 for any increased costs or reductions suffered more than 180 days prior to the date that such Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.2.    Changes in Capital Adequacy Regulations. If a Lender or an LC Issuer determines that the amount of capital or liquidity required or expected to be maintained by such Lender or such LC Issuer, any Lending Installation of such Lender or such LC Issuer, or any corporation or holding company controlling such Lender or such LC Issuer is increased as a result of (a) a Change in Law or (b) any change on or after the date of this Agreement in the Risk-Based Capital Guidelines, then, within fifteen (15) days after demand by such Lender or such LC Issuer, the Borrower shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy and liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable. Failure or delay on the part of such Lender or such LC Issuer to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any LC Issuer pursuant to this Section 3.2 for any shortfall suffered more than 180 days prior to the date that such Lender or such LC Issuer notifies the Borrower of the Change in Law or change in the Risk-Based Capital Guidelines giving rise to such shortfall and of such Lender’s or such LC Issuer’s intention to claim compensation therefor; provided further, that if the Change in Law or change in Risk-Based Capital Guidelines giving rise to such shortfall is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.3.    Availability of Types of Advances; Adequacy of Interest Rate; Benchmark Replacement.

(a)    Unavailability of SOFR. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 3.3(b), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent that the Required Lenders have determined, that:

(i)    for any reason in connection with any request for a SOFR Rate Advance or a conversion or continuation thereof, that the applicable Benchmark with respect to such SOFR Rate Advance does not adequately and fairly reflect the cost to such Lenders of funding such Loans, or

(ii)    the interest rate applicable to any SOFR Rate Advance is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent, then the Administrative Agent shall suspend the availability of the affected SOFR Rate Advances and require any affected SOFR Rate Advances to be repaid or converted to Base Rate Advances (at the end of the current Interest Period applicable thereto in the case of Term SOFR Rate Advances, if not repaid prior to the end of such Interest Period), subject to the payment of any funding indemnification amounts required by Section 3.4.

(b)    Benchmark Replacement.

(i)    Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Administrative Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).

(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)    Benchmark Unavailability Period. Upon notice to the Borrower by the Administrative Agent in accordance with Section 10.1 of the commencement of a Benchmark Unavailability Period with respect to Term SOFR and until a Benchmark Replacement is determined in accordance with this Section 3.3(b), the Borrower may revoke any request for a Term SOFR Advance, or any request for the conversion or continuation of a Term SOFR Advance to be made, converted or continued during any Benchmark Unavailability Period at the end of the applicable Interest Period and, failing that, the Borrower will be deemed to have converted any such request at the end of the applicable Interest Period into a request for a Base Rate Advance or conversion to a Base Rate Advance. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

3.4.    Funding Indemnification. If (a) any payment of a Term SOFR Advance or a Bid Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, (b) a Term SOFR Advance is not made on the date specified by the Borrower for any reason other than as a result of a Lender’s default in funding as required by this Agreement, (c) a Term SOFR Loan is converted other than on the last day of the Interest Period applicable thereto, (d) the Borrower fails to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto for any reason other than failure resulting from a Lender’s default in funding as required by this Agreement, or (e) any Term SOFR Loan is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, the Borrower will indemnify each Lender for such Lender’s reasonable and documented costs and expenses and

Interest Differential (as determined by such Lender) incurred as a result of such prepayment. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, Borrower agrees that Interest Differential shall not be discounted to its present value.

The Borrower hereby acknowledges that the Borrower shall be required to pay Interest Differential with respect to any portion of the principal balance paid or that becomes due before its scheduled due date, whether voluntarily, involuntarily, or otherwise, including, without limitation, any principal payment made following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation or otherwise. Such prepayment fee shall at all times be an Obligation as well as an undertaking by the Borrower to the Lenders whether arising out of a voluntary or mandatory prepayment.

3.5.    Taxes.

(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by any Loan Party or the Administrative Agent, then the applicable Loan Party or the Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Lender, the applicable LC Issuer or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    The Loan Parties shall indemnify each Lender, each LC Issuer or the Administrative Agent, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Lender, such LC Issuer or the Administrative Agent or required to be withheld or deducted from a payment to such Lender, such LC Issuer or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an LC Issuer, shall be conclusive absent manifest error.

(d)    Each Lender and each LC Issuer shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender or such LC Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender or such LC Issuer, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or any LC Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each LC Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such LC Issuer under any Loan Document or otherwise payable by the Administrative Agent to the Lender or such LC Issuer from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.5, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    (i) Any Lender or any LC Issuer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or LC Issuer, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or such LC Issuer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the applicable Lender’s or LC Issuer’s reasonable judgment such completion, execution or submission would subject such Lender or such LC Issuer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or such LC Issuer.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender and any LC Issuer that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender, or such LC Issuer becomes an LC Issuer, under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender or such LC Issuer is exempt from U.S. federal backup withholding Tax;

(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender or an LC Issuer under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(w) in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(x) executed copies of IRS Form W-8ECI;

(y) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate in form and substance reasonably satisfactory to the Borrower and the Administrative Agent to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (2) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(z) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender or an LC Issuer under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender or an LC Issuer under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or such LC Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such LC Issuer shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or such LC Issuer has complied with such Lender’s or such LC Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender and each LC Issuer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an LC Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    For purposes of this Section 3.5, the term “applicable law” includes FATCA.

3.6.    Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Term SOFR Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Term SOFR Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Term SOFR Loan shall be calculated as though each Lender funded its Term SOFR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Term SOFR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections  3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7.     Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to a SOFR Rate, or to determine or charge interest rates based upon a SOFR Rate, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue such SOFR Rate Advances or to convert Base Rate Advances to such SOFR Rate Advances shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Advances the interest rate on which is determined by reference to the component of the Base Rate based on a SOFR Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the component of the Alternate Base Rate based on a SOFR Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert each affected Loan of such Lender to a Base Rate Loan (the interest rate on which Base Rate Loan shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the component of the Alternate Base Rate based on a SOFR Rate), on the Payment Date therefor in the case of a Daily Simple SOFR Loan, or on the last day of the Interest Period therefor in the case of a Term SOFR Loan, if such Lender can lawfully continue to maintain such Loan to such day, or immediately, if such Lender cannot lawfully continue to maintain such SOFR Loan to such day, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon a SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the component of the Alternate Base Rate based upon such SOFR Rate until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section  3.4.

ARTICLE IV.

CONDITIONS PRECEDENT

4.1.    Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless each of the following conditions is satisfied:

(a)    The Administrative Agent shall have received executed counterparts of each of this Agreement and the Guaranty.

(b)    The Administrative Agent shall have received a certificate, signed by an Authorized Signatory of the Borrower, stating that on the Effective Date, both before and immediately after giving effect to all Credit Extensions made on such day, (i) no Default or Event of Default has occurred and is continuing, (ii) no Material Adverse Change has occurred, and (iii) the representations and warranties contained in Article V are (A) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (B) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c)    The Administrative Agent shall have received a written opinion of the Borrower’s counsel, in form and substance reasonably acceptable to the Administrative Agent, addressed to the Lenders. The Borrower’s counsel shall be reasonably acceptable to the Administrative Agent.

(d)    The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.13 payable to such requesting Lender (or its registered assigns).

(e)    The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing of the Borrower and each initial Guarantor, the authorization of the transactions contemplated hereby and any other legal matters relating to the Borrower and such Guarantors, the Loan Documents or the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit H.

(f)    If the initial Credit Extension will be the issuance of a Facility LC, the Administrative Agent shall have received a properly completed Facility LC Application.

(g)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one (1) Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h)    There shall not have occurred a Material Adverse Change.

(i)    The Administrative Agent shall have received evidence of all governmental, equity holder and third party consents and approvals necessary in connection with the contemplated financing and all applicable waiting periods, if any, shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the REIT and its Subsidiaries, taken as a whole.

(j)    No action, suit, investigation or proceeding is pending or, to the knowledge of the REIT or the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.

(k)    The Administrative Agent shall have received: (i) pro forma financial statements giving effect to the initial Credit Extensions contemplated hereby, which demonstrate, in the Administrative Agent’s reasonable judgment, together with all other information then available to the Administrative Agent, that the Borrower can repay its debts and satisfy its other obligations as and when they become due, together with a compliance certificate signed by an Authorized Signatory of the Borrower calculating (and showing compliance with) the financial covenants set forth in Section 6.16 as of the Effective Date, (ii) such information as the Administrative Agent may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (iii) unaudited consolidated financial statements of the REIT and its Subsidiaries for the fiscal quarter ended March 31, 2023, and (iv) audited consolidated financial statements of the REIT and its Subsidiaries for the fiscal years ended December 31, 2021 and December 31, 2022.

(l)    Upon the reasonable request of any Lender made at least ten Business Days prior to the Effective Date, the Borrower must have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five Business Days prior to the Effective Date.

(m)    The Administrative Agent shall have received due diligence responses to its requests regarding the Eligible Properties, including a list of the Eligible Properties and the NOI attributable thereto.

(n)    At least five days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification in relation to Borrower to each applicable Lender that requests such Beneficial Ownership Certification.

(o)    Any and all indebtedness, including principal, interest and any other unpaid amounts, in respect of the Tranche 5 Term Loan Facility (as defined in the Existing Credit Agreement) shall have been, or substantially simultaneously with the occurrence of the Effective Date shall be, fully repaid (and may be repaid with the proceeds of Advances made hereunder on the Effective Date).

4.2.    Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Borrowing Date:

(a)    There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.

(b)    The representations and warranties contained in Article V are (i) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (ii) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.    Existence and Standing. Each of the REIT and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only), limited liability company, trust or voluntary association duly and properly incorporated, formed or established, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation, organization or establishment and except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2.    Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper organizational proceedings, and the Loan Documents to which each Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights and general principles of equity.

5.3.    No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the REIT or any of its Subsidiaries or (b) the REIT’s or any Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any material indenture, instrument or agreement to which the REIT or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the REIT or a Subsidiary pursuant to the terms of any such material indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the REIT or any of its Subsidiaries, is required to be obtained by the REIT or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the performance by the REIT of any payment Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.    Financial Statements. The December 31, 2022 audited consolidated financial statements of the REIT and its Subsidiaries, and their unaudited financial statements dated as of March 31, 2023, heretofore delivered to the Lenders were prepared in accordance with GAAP as in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the REIT and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5.    Taxes. The REIT and its Subsidiaries have filed all United States federal and material state income Tax returns and all other material Tax returns which are required to be filed by them and have paid all United States federal and material state income Taxes and all other material Taxes due from the REIT and its Subsidiaries, including, without limitation, pursuant to any assessment received by the REIT or any of its Subsidiaries, except in each case for Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP. No Tax Liens (other than Permitted Liens) have been filed and no claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the REIT and its Subsidiaries in respect of any Taxes or other governmental charges are adequate.

5.6.    Litigation. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any Authorized Officer, threatened against or affecting the REIT or any of its Subsidiaries which could reasonably be expected to have a

Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.

5.7.    Subsidiaries. Schedule 5.7 contains an accurate list of all Subsidiaries of the REIT as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the REIT or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.8.    ERISA. With respect to each Plan, the REIT and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither the REIT nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The REIT is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code. Neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code that could reasonably be expected to result in a Material Adverse Effect. The REIT is not subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

5.9.    Accuracy of Information.

(a)    The written information, exhibits and reports furnished by the REIT or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, when delivered, taken as a whole, do not contain any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

(b)    As of the Effective Date, the information included in any Beneficial Ownership Certification delivered as of the Effective Date (if any) is true and correct in all respects.

5.10.    Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the REIT and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.11.    Compliance With Laws. Except as could not reasonably be expected to have a Material Adverse Effect, the REIT and its Subsidiaries are in compliance with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.12.    Ownership of Properties. Except as set forth in Schedule 5.12, on the date of this Agreement, the REIT and its Subsidiaries will have good title (and, with respect to each Eligible Property, and other asset included in the Unencumbered Asset Value, or the Equity Interests of any Eligible Property Entity, free of all Liens and Negative Pledges other than those permitted by Section 6.13) to all of the Property and assets reflected in the REIT’s most recent consolidated financial statements provided to the Administrative Agent as owned by the REIT and its Subsidiaries.

5.13.    Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect, the Property and operations of the REIT and its Subsidiaries are in compliance with applicable Environmental Laws and none of the REIT or any of its Subsidiaries is subject to any liability under Environmental Laws. Neither the REIT nor any Subsidiary has received any notice to the effect that its Property and/or operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which investigation, non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.14.    Investment Company Act. Neither the REIT nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15.    Insurance. The REIT maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Properties, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice.

5.16.    Solvency.

(a)    Immediately after the consummation of the transactions to occur on the Effective Date and immediately following the making of each Credit Extension, if any, made on the Effective Date and after giving effect to the application of the proceeds of such Credit Extensions, (i) the fair value of the assets of the REIT and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the REIT and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the assets of the REIT and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the REIT and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the REIT and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the REIT and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Effective Date.

(b)    The REIT does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.17.    Anti-Corruption and AML Laws; Sanctions; Anti-Terrorism Laws.

(a)    The REIT, its Subsidiaries and their respective officers and employees and to the knowledge of the REIT, its directors and agents, are in compliance in all material respects with Anti-Corruption and AML Laws and applicable Sanctions. The REIT and its Subsidiaries have implemented and maintain in effect policies and procedures designed to promote and achieve compliance with Anti-Corruption and AML Laws and applicable Sanctions. None of the REIT, any Subsidiary or to the knowledge of the REIT or such Subsidiary any of their respective directors, officers or employees, is a Sanctioned Person. The use of the proceeds of any Loan or Facility LC or other transactions contemplated hereby will not violate Anti-Corruption and AML Laws or applicable Sanctions.

(b)    Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The REIT and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

5.18.     Affected Financial Institution. No Loan Party is an Affected Financial Institution.

ARTICLE VI.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.    Financial Reporting. The REIT will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders (or, in the case of clause (c), to the Administrative Agent, and the Administrative Agent shall promptly furnish to the Lenders):

(a)    Within 90 days after the close of each of its fiscal years, commencing with the fiscal year ending December 31, 2023, an audit report, with no going concern or like qualification, exception or modifier and no scope of audit qualification or exception (other than solely with respect to, or resulting solely from, (i) an upcoming maturity date of any Indebtedness and (ii) any actual or prospective inability to satisfy any financial covenant), certified by Ernst & Young LLP or another “Big-4” accounting firm, or another independent certified public accountant reasonably acceptable to the Required Lenders, prepared in accordance with GAAP on a consolidated basis for itself and its consolidated Subsidiaries, including balance sheets as of the end of such period, related income statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants and delivered to the REIT.

(b)    Within 45 days after the close of the first three (3) quarterly periods of each of its fiscal years for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and income statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Signatory of the Borrower (it being understood that the financial statements for any quarter ending prior to the consummation of the Life Storage Acquisition shall not be required to include the financial results of Life Storage or its Subsidiaries).

(c)    Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by an Authorized Signatory of the Borrower (i) showing sufficient detail for the independent calculation of the financial covenants set forth in Section 6.16, (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof, (iii) including a list of all (A) Eligible Properties (and the NOI attributable to each such Eligible Property), Development Properties and Lease Up Properties as of the last day of the reporting period for such compliance certificate and (B) Guarantors added or released since the date of the prior compliance certificate, (iv) setting forth any material change in the application of GAAP by, any accounting policies of, or financial reporting practices by, the REIT and its Subsidiaries during such reporting period, in each case, which impacts the calculation of the covenants set forth in Section 6.16, and (v) including a list of all Subsidiaries as of the end of the applicable reporting period.

(d)    Promptly upon the furnishing thereof to the shareholders of the REIT, copies of all financial statements, reports and proxy statements so furnished.

(e)    Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the REIT or any of its Subsidiaries files with the U.S. Securities and Exchange Commission.

(f)    As soon as available, but in any event no later than ninety (90) days after the beginning of each fiscal year of the REIT, either an annual budget or a pro forma covenant forecast for the REIT and its Subsidiaries for such fiscal year.

(g)    On or promptly after any time at which the Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation, if requested by any Lender, a completed Beneficial Ownership Certification in form and substance reasonably acceptable to the Administrative Agent and a representation and warranty to the Lenders that the information included in such Beneficial Ownership Certification is true and correct in all respects as of the date of its delivery.

(h)    Such other business or financial information (including environmental reports) maintained on the REIT, the Borrower, any Eligible Property Entity, any Eligible Property, or in respect of the calculation of covenants set forth in Section 6.16 and supporting information reasonably relating to such calculations, in each case, as the Administrative Agent or any Lender may from time to time reasonably request.

Any financial statement or other deliverable required to be furnished pursuant to Section 6.1(a), (b), (d), (e) or (h) shall be deemed to have been furnished on the date on which the REIT has filed such financial statement or other deliverable with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge; provided that the Borrower shall give notice of any such filing to the Administrative Agent (who shall then give notice of any such filing to the Lenders). Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of any such financial statement or other deliverable to the Administrative Agent if the Administrative Agent requests the Borrower to furnish (or cause to be furnished) such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Administrative Agent.

6.2.    Use of Proceeds. The REIT and the Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions, other than the Tranche 8 Term Loans, for general corporate purposes (including, among others, to refinance certain existing Indebtedness from time to time). The REIT and the Borrower will, and will cause each Subsidiary to, use the proceeds of the Tranche 8 Term Loans solely to (x) pay the purchase price, (y) repay existing Indebtedness and (z) pay related fees and expenses, in each case, in connection with the Life Storage Acquisition. Neither the REIT nor the Borrower will, nor will it permit any Subsidiary to, use any of the proceeds of the Credit Extensions to purchase or carry any “margin stock” (as defined in Regulation U). The Borrower will not request any Loan or Facility LC, and the Borrower shall not use, and the Borrower shall ensure that the REIT and its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Facility LC (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption and AML Laws or (b)(i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any manner that would result in the violation of any applicable Sanctions by any Person (including any Person participating in the Loans or Facility LCs, whether as Administrative Agent, Arranger, Issuing Bank, Lender, underwriter, advisor, investor, or otherwise).

6.3.    Notice of Material Events. The Borrower will give notice in writing to the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders thereof) promptly and in any event within three (3) Business Days after an Authorized Officer obtains knowledge thereof, of the occurrence of any of the following:

(a)    any Default or Event of Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting the REIT or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions;

(c)    with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

(d)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(e)    any change in the REIT’s debt ratings from a nationally recognized ratings agency;

(f)    any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(g)    the occurrence of any Prepayment Event; and

(h)    any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 6.3 shall be accompanied by a statement of an Authorized Signatory of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4.    Conduct of Business. The REIT and the Borrower will, and will cause each Subsidiary to:

(a)    Carry on and conduct its business in primarily the same manner and in primarily the same fields of enterprise as it is presently conducted and reasonable extensions thereof; and

(b)    Do all things necessary to (i) remain duly incorporated or organized and validly existing, (ii) remain (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership, limited liability company, trust or association in its jurisdiction of incorporation or organization, as the case may be, and (iii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent the failure to maintain any such requisite authority under this clause (iii)  could not reasonably be expected to result in a Material Adverse Effect.

6.5.     Taxes. The REIT and the Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those (a) which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP or (b) which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.6.    Insurance. The REIT and the Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property and other assets, liability insurance and other insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Property and other assets and risks as is consistent with sound business practice, and the Borrower will furnish to the Administrative Agent upon reasonable request an insurance certificate together with such other information reasonably acceptable to the Administrative Agent setting forth the insurance carried.

6.7.    Compliance with Laws. The REIT and the Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, Anti-Corruption and AML Laws and applicable Sanctions, except noncompliance which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The REIT and the Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the REIT, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption and AML Laws and applicable Sanctions.

6.8.    Maintenance of Properties. The REIT and the Borrower (i) will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep the Eligible Properties owned by it in good repair, working order and condition in all material respects, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times and (ii) will, and will cause the Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their Properties, in the aggregate, in good repair, working order and condition, ordinary wear and tear excepted, and, in the aggregate, make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9.    Books and Records; Inspection. The REIT and the Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries (which entries shall be full, true and correct in all material respects) are made of all dealings and transactions in relation to its business and activities. The REIT and the Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and simultaneously with the Administrative Agent, any Lender, by their respective representatives and agents, at the Borrower’s expense, to inspect any of the Property, books and financial records of the REIT and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the REIT and each Subsidiary, and to discuss the affairs, finances and accounts of the REIT and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate; provided that (a) unless an Event of Default has occurred and is continuing, no more than one such inspection or examination shall occur in any calendar year, and (b) the Borrower shall not be required to pay the expenses of any inspection or examination by any Lender.

6.10.    Indebtedness. The REIT and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Effective Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section  6.16.

6.11.    Merger, Consolidation, Sales of Assets and Divisions.

The REIT and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to: (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); or (c) Dispose of, in one transaction or a series of transactions, all or any part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; provided, however, that:

(i)    any Subsidiary may merge with a Loan Party so long as such Loan Party is the survivor;

(ii)    any Subsidiary may sell, transfer or dispose of its assets to a Loan Party;

(iii)    any of the actions described in the immediately preceding clauses (a) through (c) may be taken with respect to any Subsidiary or any other Loan Party (other than the REIT and the Borrower) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 6.16;

(iv)    the REIT, the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(v)    a Person may merge with and into the REIT or the Borrower so long as (A) the REIT or the Borrower is the survivor of such merger, (B) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence and (C) the Borrower shall have given the Administrative Agent and the Lenders at least 10 Business Days’(or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (B) (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower or a Subsidiary (other than the Borrower) with and into the REIT); and

(vi)    the REIT, the Borrower and their Subsidiaries may consummate the Life Storage Acquisition.

6.12.    Investments. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, any Acquisition, and loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become a partner in any partnership or joint venture, except:

(a)    Investments in cash and Cash Equivalents;

(b)    existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.12;

(c)    Investments constituting Derivatives Contracts, if any, in each case, that are non-speculative in nature;

(d)    Investments constituting Customer Advances;

(e)    any other Investment so long as (i) at the time of entering into the obligation to make such Investment, no Default or Event of Default shall be in existence or could reasonably be expected to arise or result therefrom after giving effect to such Investment, and (ii) at the time of, and immediately thereafter and after giving effect to, the making of such Investment, (A) no Event of Default specified in Sections 7.2, 7.6 or 7.7 shall have occurred and be continuing, nor, as a result of the occurrence of any other Event of Default, have the Obligations been accelerated pursuant to Section 8.1, and (B) the Borrower shall be in compliance with the covenants contained in Section 6.16;

(f)    the Life Storage Acquisition; and

(g)    any Permitted Bond Hedge Transaction, to the extent that such Permitted Bond Hedge Transaction or a component thereof constitutes an Investment.

6.13.    Liens on Eligible Properties. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien or Negative Pledge (other than Liens of the type described in clauses (a) through (f) and clause (i) of the definition of Permitted Liens) in, of or on any Eligible Property, any other asset included in the Unencumbered Asset Value, or the Equity Interests of any Eligible Property Entity.

6.14.    Affiliates. Neither the REIT nor the Borrower will, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) upon fair and reasonable terms no less favorable to the REIT or such Subsidiary than the REIT or such Subsidiary would obtain in a comparable arms-length transaction; and (b) transactions between and among the REIT and its Wholly-Owned Subsidiaries.

6.15.    Restricted Payments. The REIT and the Borrower shall not, and shall not permit any of their Subsidiaries to, declare or make any Restricted Payment so long as any Default or Event of Default exists or would result therefrom. Notwithstanding the foregoing, unless a Default or Event of Default specified in Sections 7.2, 7.6 or 7.7 shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 8.1, (a) the Borrower and its Subsidiaries and any other Subsidiary of the REIT may pay dividends and distributions to the REIT and other holders of partnership interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the REIT to distribute, and the REIT may so distribute, dividends and distributions to its shareholders in an aggregate amount not to exceed the amount required to be distributed for the REIT (i) to remain in compliance with Section 6.19 and (ii) to avoid the payment of U.S. federal or state income or excise tax, and (b) with respect to any Subsidiary of a Subsidiary REIT, such Subsidiary may pay dividends and distributions to such Subsidiary REIT to the extent necessary for such Subsidiary REIT to distribute, and such Subsidiary REIT may so distribute, dividends and distributions to its shareholders (i) to maintain such Subsidiary REIT’s status as a “real estate investment trust” under the Code and (ii) to avoid the payment of U.S. federal or state income or excise tax. Subsidiaries other than the Borrower may, at any time, make Restricted Payments to the Borrower and the other Subsidiaries. Notwithstanding anything to the contrary in this Agreement, (x) any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, and (y) any payment of the purchase price for a Permitted Bond Hedge Transaction, in each case of clauses (x) and (y), shall not constitute a Restricted Payment; provided that, in the case of clause (x), to the extent any consideration other than the REIT’s common stock is required to be paid under a Permitted Bond Hedge Transaction or a Permitted Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the REIT (or its Affiliates) (including in connection with the exercise and/or early unwind or settlement thereof), the net payment of such cash, after deducting any payment received from the substantially concurrent exercise and/or early unwind or settlement of a Permitted Bond Hedge Transaction or Permitted Warrant Transaction, shall constitute a Restricted Payment notwithstanding this sentence (and such Restricted Payment must be otherwise permitted pursuant to this Section 6.15).

6.16.    Financial Covenants. For purposes of determining compliance with the following financial covenants, (i) only the REIT’s Ownership Share of the financial attributes of a non-Wholly Owned Subsidiary shall be considered and (ii) each such covenant shall be calculated on a consolidated basis for the REIT, the Borrower and the Subsidiaries.

(a)    Maximum Consolidated Leverage Ratio. The REIT and the Borrower will not permit the Consolidated Leverage Ratio to be greater than 0.60 to 1.00 at any time; provided that, at the Borrower’s election upon delivery of written notice to the Administrative Agent, prior to the delivery of a compliance certificate for any applicable four-quarter period pursuant to Section 6.1(c) during which the Borrower completes a Material Acquisition and, at the Borrower’s election, for the subsequent consecutive fiscal quarter, and provided that, at the time of completion of such Material Acquisition, no Default or Event of Default has occurred and is continuing (other than as a result of the Consolidated Leverage Ratio to be greater than 0.60 to 1.00 but less than or equal to 0.65 to 1.00) such Consolidated Leverage Ratio shall not be greater than 0.65 to 1.00 at any time; provided further that any such temporary increase to the maximum Consolidated Leverage Ratio shall not be available (i) for more than four fiscal quarters in total (whether or not consecutive) during the term of this Agreement, or (ii) for more than two consecutive fiscal quarters.

(b)    Minimum Fixed Charge Coverage Ratio. The REIT and the Borrower will not permit the ratio, determined as of the end of each of the REIT’s fiscal quarters for the then most-recently ended four (4) fiscal quarters, of (i) Adjusted EBITDA to (ii) Fixed Charges to be less than 1.50 to 1.00.

(c)    Maximum Secured Indebtedness. The REIT and the Borrower will not permit the ratio of Secured Indebtedness to Total Asset Value to be greater than 0.40 to 1.00 at any time.

(d)    Maximum Unencumbered Leverage Ratio. The REIT and the Borrower will not permit the Unencumbered Leverage Ratio to be greater than 0.60 to 1.00 at any time; provided that, at the Borrower’s election upon delivery of written notice to the Administrative Agent, prior to the delivery of a compliance certificate for any applicable four-quarter period pursuant to Section 6.1(c) during which the Borrower completes a Material Acquisition and, at the Borrower’s election, for the subsequent consecutive fiscal quarter, and provided that, at the time of completion of such Material Acquisition, no Default or Event of Default has occurred and is continuing (other than as a result of the Unencumbered Leverage Ratio to be greater than 0.60 to 1.00 but less than or equal to 0.65 to 1.00) such Unencumbered Leverage Ratio shall not be greater than 0.65 to 1.00 at any time; provided further that any such temporary increase to the maximum Unencumbered Leverage Ratio shall not be available (i) for more than four fiscal quarters in total (whether or not consecutive) during the term of this Agreement, or (ii) for more than two consecutive fiscal quarters.

6.17.    Guarantors.

(a)    If during any fiscal quarter, by way of Division or otherwise, (i) a Subsidiary that should be a Parent Guarantor is organized or acquired, or (ii) subject to clause (y) of the proviso to the definition of “Guarantor”, a Subsidiary that is not already a Guarantor and is not an Excluded Subsidiary becomes a borrower or a guarantor of, or otherwise becomes obligated to make any payment in respect of, any Unsecured Indebtedness, then not later than the date of the delivery of the financial statements required to be delivered pursuant to Sections 6.1(a) or (b), as applicable, with respect to such fiscal quarter (or, to the extent that as of such initial required delivery date, any such Subsidiary or its assets are the subject of Joint Venture Negotiations, not later than the date of the delivery of the financial statements required to be delivered pursuant to Sections 6.1(a) or (b), as applicable, with respect to the immediately succeeding fiscal quarter) (or, in each case, such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall provide the Administrative Agent with written notice thereof and shall cause each such Subsidiary to deliver to the Administrative Agent a joinder to the Guaranty (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Guaranty joinders to be accompanied by an updated Schedule 5.7 hereto designating such Subsidiary as such and the appropriate corporate, limited liability company, limited partnership or equivalent resolutions and other associated documentation and legal opinions that would have been delivered under Sections 4.1(c) and (e) if such Subsidiary had been a Subsidiary on the Effective Date, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and such other documentation as the Administrative Agent may reasonably request.

(b)    The Borrower may request in writing that the Administrative Agent release a Guarantor, other than any Parent Guarantor, from the Guaranty so long as: (i) such Guarantor either (1) owns no Eligible Property, nor any direct or indirect equity interest in any Subsidiary that owns an Eligible Property, (2) has ceased to be a Subsidiary of the REIT pursuant to a transaction otherwise not prohibited pursuant to the Loan Documents or has become an Excluded Subsidiary, (3) has ceased to be a borrower or a guarantor of, or otherwise obligated to make any payment in respect of, any Unsecured Indebtedness or (4) is not required to be a Guarantor due to clause (y) of the proviso to the definition of “Guarantor”; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 6.16; (iv) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents; and (v) the Administrative Agent shall have received such written request (which such request shall include a certificate of an Authorized Signatory of the Borrower certifying the matters referred to in the immediately preceding clauses (i) through (iv)) at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Upon satisfaction of the conditions set forth above, the applicable Guarantor shall be automatically released on the requested release date without any other notice to or from the Administrative Agent or any Lender.

(c)    Upon the release of any Person pursuant to this Section 6.17, the Administrative Agent shall (to the extent applicable) deliver to the Loan Parties, upon the Loan Parties’ request and at the Loan Parties’ expense, such documentation as is reasonably requested by the Borrower (and reasonably satisfactory to the Administrative Agent) or is necessary to evidence the release of such Person from its obligations under the Loan Documents.

6.18.    PATRIOT Act Compliance; Etc. The REIT and the Borrower shall, and shall cause each Subsidiary to, provide such information (including each Subsidiary’s name, address, and tax identification number) and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with “know your customer” and anti-money laundering rules and regulations including, without limitation, the PATRIOT Act.

6.19.    Maintenance of Real Estate Investment Trust Status; Exchange Listing. The REIT shall maintain its status as, and election to be treated as, a “real estate investment trust” under the Code. The REIT shall maintain at least one class of common shares of the REIT having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

ARTICLE VII.

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):

7.1.    Any representation or warranty made or deemed made by or on behalf of the REIT or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date made or confirmed.

7.2.    Nonpayment of (a) principal of any Loan or any Reimbursement Obligation when due or (b) any interest upon any Loan, any Facility Fee, LC Fee or Ticking Fee, the Prepayment Premium, or any other obligation under any of the Loan Documents within three (3) Business Days after the same becomes due.

7.3.    (a) The breach by the REIT or any of its Subsidiaries of any of the terms or provisions of Section 6.2, 6.3(a), 6.4(b)(i) (solely with respect to the REIT, any other Parent Guarantor or the Borrower), 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17 or 6.19; or (b) the breach by the REIT or any of its Subsidiaries of Section 6.4(b)(i) (solely with respect to any Loan Party (other than the REIT, any other Parent Guarantor or the Borrower)) or any of the terms or provisions of Section 6.1 which is not remedied within ten (10) Business Days after the earlier of (i) any Authorized Officer becoming aware of any such breach and (ii) the Administrative Agent notifying the Borrower of any such breach.

7.4.    The breach by the REIT or any of its Subsidiaries (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after the earlier of (a) any Authorized Officer becoming aware of any such breach and (b) the Administrative Agent notifying the Borrower of any such breach.

7.5.    (a) Failure of the REIT or any of its Subsidiaries to pay when due (after giving effect to all grace periods) any payment (whether of principal, interest or any other amount) in respect of any Material Indebtedness, (b) the default by the REIT or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition under this clause (b) is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, any portion of such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date, or (c) any portion of Material Indebtedness of the REIT or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided, however, that none of the following events will, in and of themselves, be a Default or Event of Default under this Section 7.5: (x) the occurrence of any customary event or condition that vests the right of any holder of Convertible Indebtedness to submit any Convertible Indebtedness for conversion, exchange or exercise in accordance with its terms; or (y) any actual conversion, exchange or exercise of any Convertible Indebtedness in accordance with its terms, unless, in each case of clauses (x) and (y), such occurrence, conversion, exchange or exercise results from a default under such Convertible Indebtedness or an event of the type that constitutes (or, with notice or passage of time, would constitute) an Event of Default.

7.6.    The REIT, the Borrower, any Eligible Property Entity or any Material Subsidiary shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Properties, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any formal corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (f) fail to contest in good faith any appointment or proceeding described in Section 7.7; or (g) admit in writing its inability to pay, its debts generally as they become due.

7.7.    Without the application, approval or consent of the REIT, the Borrower, any Eligible Property Entity or any Material Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the REIT, the Borrower, any Eligible Property Entity or any Material Subsidiary or any Substantial Portion of its Properties, or a proceeding described in Section 7.6(d) shall be instituted against the REIT, the Borrower, any Eligible Property Entity or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.8.    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the REIT or any of its Subsidiaries which, when taken together with all other Property of the REIT, the Borrower and the REIT’s Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9.    One or more (a) judgments or orders for the payment of money in excess of $100,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, shall remain unstayed, undischarged, undismissed, unvacated or unsatisfied for a period of thirty (30) consecutive days.

7.10.    (a) With respect to a Plan, the REIT, the Borrower or an ERISA Affiliate is subject to a lien in excess of $100,000,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (b) an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

7.11.    Any Change of Control shall occur.

7.12.    Any Loan Document shall fail to remain in full force or effect (other than as the result of the application of the specific provisions of such Loan Document) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

ARTICLE VIII.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.    Acceleration; Remedies.

(a)    If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the REIT, the Borrower or any other Loan Party, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (i) the amount of LC Obligations at such time, less (ii) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations under this Agreement and the other Loan Documents (such difference, the “Collateral Shortfall Amount”). If any other Event of Default occurs, the Administrative Agent may, and at the request of the Required Lenders shall, (A) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations under this Agreement and the other Loan Documents to be due and payable, or both, whereupon the Obligations under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (B) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(b)    If at any time while any Event of Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)    At any time while any Event of Default is continuing, the Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations under this Agreement and the other Loan Documents and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents, as provided in Section 8.2.

(d)    At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations under this Agreement and the other Loan Documents have been paid in full in cash and the Commitments have been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(e)    If, within thirty (30) days after acceleration of the maturity of the Obligations under this Agreement and the other Loan Documents or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due under this Agreement and the other Loan Documents shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(f)    During the continuation of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.

8.2.    Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)    First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)    second, to payment of fees, indemnities and other reimbursable expenses (other than principal, interest, LC Fees, the Prepayment Premium, the Ticking Fee and Facility Fees) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuer as required by Section 9.6 and amounts payable under Article III);

(c)    third, to payment of accrued and unpaid LC Fees, the Prepayment Premium, Facility Fees, the Ticking Fee and interest on the Loans and Reimbursement Obligations, ratably among the applicable Lenders and the LC Issuer in proportion to the respective amounts described in this Section 8.2(c) payable to them;

(d)    fourth, to payment of all other Obligations ratably among the applicable Lenders (or, in the case of Rate Management Obligations and obligations in connection with Cash Management Services, any applicable Affiliates of the Lenders with respect to such Obligations);

(e)    fifth, to the Administrative Agent for deposit to the Facility LC Collateral Account in an amount equal to the Collateral Shortfall Amount (as defined in Section 8.1(a)), if any; and

(f)    last, the balance, if any, to the Borrower or as otherwise required by law;

provided, however, that, notwithstanding anything to the contrary set forth above, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.2.

8.3.    Amendments. Subject to the provisions of Section 3.3 and this Section 8.3, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement or the Guaranty or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default or Event of Default hereunder; provided, however, that no such supplemental agreement shall:

(a)    without the consent of each Lender directly affected thereby, (i) extend the final maturity of any Loan (in each case, other than an extension pursuant to the provisions of Section 2.23); (ii) extend the expiry date of any Facility LC to a date after the Revolving Loan Termination Date, unless such Facility LC is (or is required to be) Cash Collateralized on the Revolving Loan Termination Date; (iii) postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees or Prepayment Premium (excluding any waiver of application of the interest rate applicable under Section 2.11, which shall only require the consent of Required Lenders) thereon or Reimbursement Obligations related thereto; (iv) extend or increase the amount of the Commitment of such Lender hereunder (other than an extension pursuant to the provisions of Section 2.23); or (v) amend Section 8.2.

(b)    without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders.

(c)    without the consent of all of the Lenders, amend this Section 8.3 or Section 11.2; provided, that the foregoing limitation in respect of Section 11.2 shall not prohibit each Lender directly affected thereby from consenting to the extension of the final maturity date of its Loans or expiry date of its Facility LCs beyond the Revolving Loan Termination Date as contemplated by Section 8.3(a) above.

(d)    without the consent of all of the Lenders, release (i) any Parent Guarantor or (ii) all or substantially all of the Guarantors of the Obligations, other than as expressly permitted under the Loan Documents (including pursuant to Section 6.17(b)).

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to any LC Issuer shall be effective without the written consent of such LC Issuer. The Administrative Agent may (i) waive payment of the fee required under Section 12.3(c) and (ii) implement any flex provisions contained in any Fee Letter or any commitment letter delivered in connection with the transaction which is the subject of this Agreement without obtaining the consent of any other party to this Agreement so long as, in the case of any implementation of any flex provisions, the Administrative Agent’s actions would not require consent of all of the Lenders pursuant to the foregoing provisions of this Section 8.3. Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency of a technical or immaterial nature, as determined in good faith by the Administrative Agent.

The Borrower has notified the Administrative Agent and the Lenders that the Borrower may establish one or more specified Key Performance Indicators (“KPIs”) with respect to certain Environmental, Social and Governance objectives of the Borrower. The Administrative Agent and the Borrower may amend this Agreement (such amendment, an “ESG Pricing Amendment”) at any time prior to the one year anniversary of the Effective Date, solely for the purpose of selecting and incorporating the KPIs and other related provisions and procedures, including the timeline for monitoring and reporting and certifying the Borrower’s performance under the KPIs and the engagement of an independent third-party to review and audit the selection of, and Borrower’s performance under, the KPIs (the “ESG Pricing Provisions”) into this Agreement. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day to occur after the Administrative Agent posts such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders deliver to the Administrative Agent (which shall promptly notify the Borrower thereof) written notice that such Required Lenders object to such ESG Pricing Amendment. In the event that Required Lenders deliver such a written notice, an alternative ESG Pricing Amendment may be effectuated with the consent of the Required Lenders, the Borrower and the Administrative Agent. Upon the effectiveness of any such ESG Pricing Amendment, certain adjustments (increase, decrease or no adjustment) to the Applicable Margin for Base Rate Revolving Advances, Daily Simple SOFR Revolving Advances and Term SOFR Revolving Advances will be made based on the Borrower’s performance against the KPIs; provided that the amount of such adjustments shall not exceed a 1 basis point decrease in the Applicable Margin for Base Rate Revolving Advances, Daily Simple SOFR Revolving Advances and Term SOFR Revolving Advances; provided, further that no Applicable Margin shall equal less than zero as a result of such adjustment. Pricing adjustments in respect of KPIs will be made in a manner acceptable to the Borrower and the Administrative Agent (subject to the Required Lenders’ negative consent right described above). Reporting and validation of the measurement of the KPI’s shall be made in a manner that is aligned with the

Sustainability Linked Loan Principles (as last published in February 2023 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, and as further amended, revised or updated from time to time). Following the effectiveness of an ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Applicable Margin shall be subject only to the consent of the Borrower, the Administrative Agent and the Required Lenders. For the avoidance of doubt, from and after the one year anniversary of the Effective Date, any requested or proposed ESG Pricing Amendment shall require the affirmative consent of Lenders who would otherwise be required to consent thereto in accordance with this Section 8.3 without giving effect to this paragraph.

8.4.    Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders to the extent required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX.

GENERAL PROVISIONS

9.1.    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuers and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuers and the Lenders relating to the subject matter thereof other than those contained in the Fee Letters and any flex-pricing provisions contained in any commitment letter entered into in connection with the transaction which is the subject of this Agreement, all of which shall survive and remain in full force and effect during the term of this Agreement.

9.5.    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.    Expenses; Indemnification.

(a)    The Borrower shall reimburse the Administrative Agent and each Arranger upon demand for all reasonable and documented expenses paid or incurred by the Administrative Agent or such Arranger, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable and documented fees, charges and disbursements of one primary outside counsel and any special or local counsel to the Administrative Agent and the Arrangers, taken as a whole, incurred from time to time, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via DebtX and any other internet service selected by the Administrative Agent), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arrangers, the LC Issuers and the Lenders for any reasonable and documented costs and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel (which, in the case of legal counsel, shall be limited to the reasonable fees, charges and disbursements of (i) one primary counsel and any special and local counsel for the Administrative Agent, the Arrangers and the Lenders (including the LC Issuers), taken as a whole, and (ii) in the event of any actual or potential conflicts of interest, one additional primary counsel and any additional special and local counsel, in each case, for all similarly situated Lenders (including the LC Issuers, if similarly situated), taken as a whole) to the Administrative Agent, the Arrangers, the LC Issuers and the Lenders paid or incurred by the Administrative Agent, any Arranger, any LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section 9.6(a) include, without limitation, reasonable and documented costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by U.S. Bank from information furnished to it by or on behalf of the Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.

(b)    The Borrower hereby further agrees to indemnify and hold harmless the Administrative Agent, each Arranger, each LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees, agents and advisors (each, an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, reasonable attorneys’ fees (which, in the case of legal counsel, shall be limited to the reasonable fees, charges and disbursements of (i) one primary counsel and any special and local counsel for the Indemnitees, taken as a whole, and (ii) in the event of any actual or potential conflicts of interest, one additional primary counsel and any additional special and local counsel, in each case, for all similarly situated Indemnitees, taken as a whole, charges and disbursements and settlement costs (including, without limitation, all reasonable and documented expenses of litigation or preparation therefor) whether or not the Administrative Agent, any Arranger, any LC Issuer, any Lender or any affiliate is a party thereto) which any such Indemnitee may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, the Borrower’s use of loan proceeds, any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by Borrower or any of its Subsidiaries, any environmental liability related in any way to Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the applicable Indemnitee. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement. This Section 9.6(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

9.7.    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8.    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (a) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, or (b) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of quarterly and annual financial statements required hereunder. For the avoidance of doubt, notwithstanding any other provision contained in the Loan Documents, the definitions set forth in the Loan Documents and any financial calculations required thereby shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on December 1, 2018.

9.9.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.    Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuers and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, any Arranger, any LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, any Arranger, any LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, any Arranger, any LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, any Arranger, any LC Issuer, any Lender nor any Loan Party shall have any liability with respect to, and each party hereto hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by such party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby; provided that this sentence shall not limit any indemnification obligations of the Borrower pursuant to Section 9.6(b). It is agreed that each Arranger shall, in its capacity as such, have no duties or responsibilities under the Agreement or any other Loan Document. Each Lender acknowledges that it has not relied and will not rely on any Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.

9.11.    Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the REIT or any Subsidiaries in connection with this Agreement in confidence, except for disclosure (a) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, and, in each case, their respective employees, directors, and officers (and the disclosing party shall be responsible for the recipients’ compliance with this Section), (b) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender; provided that any such Person to whom confidential information is disclosed shall either have a legal obligation to keep, or shall agree to keep, such information confidential, (c) as provided in Section 12.3(e), (d) to regulatory officials,

(e) to any Person as requested pursuant to or as required by law, regulation, subpoena or legal process (in which case such disclosing party shall, to the extent practicable and permitted by law, notify the Borrower thereof), (f) to any Person in connection with any legal proceeding to which it is a party and which relates to the Loan Documents (in which case such disclosing party shall, to the extent practicable and permitted by law, notify the Borrower thereof), (g) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, provided that any such Person to whom confidential information is disclosed shall either have a legal obligation to keep, or shall agree to keep, such information confidential, (h) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (i) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (j) of information pertaining to this Agreement which is the type of information routinely provided by arrangers to data service providers including league table providers that serve the lending industry, and (k) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 9.11 or (B) becomes available to the Administrative Agent, any LC Issuer or any other Lender on a non-confidential basis from a source other than the REIT or any of its Subsidiaries or another source that the applicable Administrative Agent, LC Issuer or Lender know has a confidentiality or non-disclosure agreement with the REIT or any Subsidiary. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.

9.12.    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

9.13.    Disclosure. The Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14.    USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the PATRIOT Act:

Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act.

9.15.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

9.16.    Joinder by the REIT. By its execution of this Agreement, the REIT agrees to comply with the covenants applicable to it as set forth in this Agreement.

9.17.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for obligations under Derivatives Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X.

THE ADMINISTRATIVE AGENT

10.1.    Appointment; Nature of Relationship. U.S. Bank National Association is hereby appointed by each of the Lenders and each of the LC Issuers as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender or such LC Issuer with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender or any LC Issuer by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders and the LC Issuers with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as contractual representative of the Lenders and the LC Issuers, the Administrative Agent (a) does not hereby assume any fiduciary duties to any of the Lenders or the LC Issuers, and (b) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders and each of the LC Issuers hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender and each LC Issuer hereby waives.

10.2.    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders or the LC Issuers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the LC Issuers, the Lenders or any Lender or LC Issuer for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.    No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender or each LC Issuer; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.

10.5.    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or such greater number of Lenders which may be expressly required under this Agreement), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the LC Issuers. The Lenders and the LC Issuers hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.    Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or the LC Issuers, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and the LC Issuers and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7.    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender and each LC Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or an LC Issuer unless the Administrative Agent shall have received notice from such Lender or such LC Issuer prior to the applicable date specifying its objection thereto.

10.8.    Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (determined without excluding the Defaulting Lenders) (a) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Administrative Agent on behalf of the Lenders and the LC Issuers, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or any LC Issuer or between two or more of the Lenders or the LC Issuers) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or any LC Issuer or between two or more of the Lenders and the LC Issuers), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(d) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.    Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders and the LC Issuers; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

10.10.    Rights as a Lender. In the event the Administrative Agent is a Lender or an LC Issuer, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender or any LC Issuer and may exercise the same as though it were not the Administrative Agent, and the term “LC Issuer” or “LC Issuers” shall, at any time when the Administrative Agent is an LC Issuer and the “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11.    Lender Credit Decision, Legal Representation.

(a)    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or the Arrangers hereunder, neither the Administrative Agent nor any Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or any Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates.

(b)    Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.

10.12.    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, thirty (30) days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed upon 30 days’ prior written notice from the Required Lenders and, provided no Event of Default exists, the Borrower, if the Administrative Agent is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties under the Loan Documents or if it constitutes a Defaulting Lender, such removal to be effective on the date specified by the Required Lenders or the Borrower, as applicable. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that such consent of the Borrower shall not be required if an Event of Default has occurred and is continuing) on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within fifteen (15) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13.    Administrative Agent and Arranger Fees. The REIT and the Borrower agree to pay to the Administrative Agent and each Arranger, for their respective accounts, the fees agreed to by the REIT, the Borrower and the Administrative Agent or such Arranger pursuant to that certain letter agreement dated as of May 10, 2023 between the Borrower and the Administrative Agent (the “Fee Letter”), or as otherwise agreed from time to time.

10.14.    Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15.    Erroneous Payments.

(a)    If the Administrative Agent notifies a Lender or LC Issuer, or any Person who has received funds on behalf of a Lender, or LC Issuer (any such Lender, LC Issuer or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to such Lender, LC Issuer or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous

Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or LC Issuer shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting the immediately preceding clause (a), each Lender and LC Issuer hereby further agrees that if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part):

(i)    (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.15(b).

(c)    Each Lender or LC Issuer hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or LC Issuer under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or LC Issuer from any source in connection with the transactions contemplated by this Agreement, against any amount due to the Administrative Agent under the immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)    An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by the Administrative Agent from a Loan Party for the purpose of making such Erroneous Payment.

(e)    To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment.

(f)    Each party’s agreements under this Section 10.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or LC Issuer, the termination of the Commitments, or the repayment, satisfaction or discharge of any or all Obligations.

10.16.    Guarantor Releases. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to evidence or effect any releases of a Guarantor made in accordance with the Loan Documents or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.3, all of the Lenders) in writing. In addition, the Lenders authorize the Administrative Agent to release any Guarantor from its obligations under the Loan Documents if such Person is no longer required to be a Guarantor hereunder or if such Person is sold, transferred or assigned in accordance with and to the extent permitted by the terms of this Agreement. Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Loan Documents pursuant to the foregoing. In each case as specified hereto, the Administrative Agent may (and each Lender hereby authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of a Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents.

10.17.    Co-Syndication Agents, Co-Documentation Agents, etc. Neither any of the Lenders identified in this Agreement as a “co-agent” nor any of the Co-Syndication Agents or Co-Documentation Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

10.18.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19.    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration and performance of the Loans, the Facility LCs, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Facility LCs, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Facility LCs, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

11.1.    Setoff. Without limitation of any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, Borrower authorizes each Lender, with the prior written consent of the Administrative Agent, to offset and apply all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available, but in all events excluding amounts held in Customer Deposit Accounts) of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”) toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, are contingent or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders; provided, that in the event that any Defaulting Lender shall exercise such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuer, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2.    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such

Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.    Successors and Assigns.

(a)    The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, and (ii) no Lender shall have the right to assign its rights or obligations under the Loan Documents except (A) pursuant to an assignment made in compliance with Section 12.3, and (B) pursuant to a participation made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (A) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (B) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder, and no Person to whom such pledge or assignment is made shall have the right to become a Lender hereunder, unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

(b)    Any Lender (each, a “Designating Lender”) may at any time while the Borrower has been assigned an investment grade Rating from either S&P or Moody’s designate one Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this Section 12.1, and the provisions of Sections 12.2 and 12.3 shall not apply to such designation. No Lender may designate more than one Designated Lender. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent will accept such Designation Agreement and give prompt notice thereof to the Borrower, whereupon (i) if requested by such Designating Lender, the Borrower shall execute and deliver to the Designating Lender a Bid Rate Note payable to the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.25 after the Borrower has accepted a Bid Rate Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 10.8 and any sums otherwise payable to the Borrower by the Designated Lender. Each Designating Lender shall serve as the agent of the Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender: (A) receive any and all payments made for the benefit of the Designated Lender and (B) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf and shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf. The Borrower, the Administrative Agent and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender. The Borrower, the Lenders and the Administrative Agent each hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (x) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender and (y) the Revolving Loan Termination Date. In connection with any such designation, the Designating Lender shall pay to the Administrative Agent an administrative fee for processing such designation in the amount of $1,000.

12.2.    Participations.

(a)    Permitted Participants; Effect. Any Lender may at any time sell to one or more entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of the applicable Lender pursuant to the terms of Section 8.3(a).

(c)    Benefit of Certain Provisions; Participant Register. The Borrower agrees that each Participant in respect of which the sale of such interest to such Participant is made with the prior written consent of the Borrower (which consent shall expressly set forth such setoff rights) (an “Approved Participant”) shall have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Approved Participant, and each Approved Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Approved Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2, 3.4, 9.6 or 9.10 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower (which consent shall expressly set forth such right to greater payment); and (ii) a Participant shall not be entitled to receive any greater payment under Section 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account and (iii) in the case of Section 3.5, such Participant agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.3.    Assignments.

(a)    Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and applicable Loans of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $10,000,000. The amount of the assignment shall be based on the Commitment or the Loans (if the applicable Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

(b)    Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is an existing Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof. The consent of the Administrative Agent shall be required prior to an assignment becoming effective. The consent of each LC Issuer shall be required prior to an assignment of a Revolving Commitment becoming effective. Any consent required under this Section 12.3(b) other than with respect to any LC Issuer shall not be unreasonably withheld or delayed.

(c)    Effect; Assignment Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3(a) and 12.3(b), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

ARTICLE XIII.

NOTICES

13.1.    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

(i)    if to the Borrower, to it at c/o Extra Space Storage, Inc., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121, Attention: Scott Stubbs, Chief Financial Officer and Executive Vice President;

(ii)    if to the Administrative Agent, to it at U.S. Bank National Association, 190 S. LaSalle Street, 11th Floor, Chicago, IL 60603, Attention: Travis Myers, electronic mail: travis.myers@usbank.com (with a copy to Melissa O’Neill at melissa.oneill@usbank.com);

(iii)    if to U.S. Bank in its capacity as an LC Issuer, to it at U.S. Bank National Association, 190 S. LaSalle Street, 11th Floor, Chicago, IL 60603, Attention: Travis Myers, electronic mail: travis.myers@usbank.com (with a copy to Melissa O’Neill at melissa.oneill@usbank.com);

(iv)    if to any other LC Issuer or a Lender, to it at its address (or facsimile number) of which notice has been provided to the Administrative Agent (it being understood that such Lenders’ Administrative Questionnaire shall constitute such notice to the Administrative Agent) and the Borrower.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any LC Issuer pursuant to Article II if such Lender or such LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section  13.1.

ARTICLE XIV.

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; ELECTRONIC RECORDS

14.1.    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2.    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including E-SIGN, ESRA or any other state laws based on the Uniform Electronic Transactions Act.

14.3.    Document Imaging and Electronic Records; Telecopy and PDF Signatures; Electronic Signatures. The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. Without notice to or consent of any Loan Party, the Borrower, the Administrative Agent and each Lender may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Administrative Agent and each Lender may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, ESRA, with the image of such instrument in the Administrative Agent’s or such Lender’s possession constituting an “authoritative copy” under ESRA. If the Administrative Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Administrative Agent agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the

Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including ESRA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Administrative Agent and each Lender may rely on any such electronic signatures without further inquiry.

ARTICLE XV.

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1.    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A STATE OTHER THAN THE STATE OF NEW YORK) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2.    CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3.    WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVI.

AMENDMENT AND RESTATEMENT; DEPARTING LENDERS

The Borrower, the Lenders and the Administrative Agent agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Section 4.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation of the Existing Credit Agreement or the Indebtedness created thereunder. The commitments to extend credit of each Lender that is a party to the Existing Credit Agreement shall, on the Effective Date, automatically be deemed amended and the only commitments to extend credit shall be those hereunder. Without limiting the foregoing, upon the effectiveness hereof: (a) all loans and letters of credit incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and Facility LCs under (and shall be governed by the terms of) this Agreement and the other Loan Documents, (b) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, respectively, (c) all obligations constituting “Obligations” under the Existing Credit Agreement with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Obligations under this Agreement and the other Loan Documents, (d) any “Note” under the Existing Credit Agreement shall be deemed for all purposes superseded and replaced by the Note (if any) issued to such Lender under this Agreement, (e) any obligations under the “Fee Letters” (as defined in the Existing Credit Agreement) shall be of no further force and effect and such Fee Letters are hereby terminated, and (f) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Outstanding Credit Exposure hereunder reflects such Lender’s Pro Rata Share of the Aggregate Outstanding Credit Exposure on the Effective Date, and the Borrower hereby agrees to compensate each Lender for reasonable and documented costs and out-of-pocket expenses incurred by such Lender in connection with the sale and assignment of any Term SOFR Loans on the terms and in the manner set forth in Section 3.4 hereof. Each Lender hereby confirms the Administrative Agent’s authority to enter into such additional reaffirmations of, or any amendments to, amendments and restatements of, or other modifications to, the other existing Loan Documents as the Administrative Agent shall approve in its sole discretion, in connection with the amendment and restatement of the Existing Credit Agreement so long as such amendments, restatements or other modifications do not contain any material modifications adverse to the Lenders (and, for the avoidance of doubt, such modifications may include the addition of Loan Parties and other changes that are otherwise permitted by the Administrative Agent’s authority under or with respect to such existing Loan Documents or are consistent with changes in provisions included in this Agreement as compared to the provisions of the Existing Credit Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuers and the Administrative Agent have executed this Agreement as of the date first above written.

EXTRA SPACE STORAGE LP,
as the Borrower

By:	ESS Holdings Business Trust I
Its:	General Partner

By: /s/ P. Scott Stubbs
Name: P. Scott Stubbs
Title: Trustee

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

U.S. BANK NATIONAL ASSOCIATION,
as a Lender, as LC Issuer and as Administrative Agent

By: /s/ Travis H. Myers
Name: Travis H. Myers
Title: Senior Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and as LC Issuer

By: /s/ Michael Pfaff
Name: Michael Pfaff
Title: Director

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

BANK OF AMERICA, N.A.,
as a Lender and as LC Issuer

By: /s/ Casey Blacketer
Name: Casey Blacketer
Title: Senior Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

JPMORGAN CHASE BANK, N.A.,
as a Lender and as LC Issuer

By: /s/ David Glenn
Name: David Glenn
Title: Authorized Signatory

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

TRUIST BANK,
as a Lender and as LC Issuer

By: /s/ Trudy Wilson
Name: Trudy Wilson
Title: Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

BMO HARRIS BANK N.A.,
as a Lender and as LC Issuer

By: /s/ Jonas L. Robinson
Name: Jonas L. Robinson
Title: Director

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

PNC BANK NATIONAL ASSOCIATION,
as a Lender and as LC Issuer

By: /s/ James A. Harmann
Name: James A. Harmann
Title: Senior Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

AGRICULTURAL BANK OF CHINA, New York Branch,
as a Lender

By: /s/ Nelson Chou
Name: Nelson Chou
Title: Senior Vice President & Head of Corporate Banking Department

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

ASSOCIATED BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Mitchell Vega
Name: Mitchell Vega
Title: Senior Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

THE BANK OF NOVA SCOTIA,
as a Lender

By: /s/ Chelsea McCune
Name: Chelsea McCune
Title: Director

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

BOKF, NA dba BOK Financial,
as a Lender

By: /s/ Aaron Munro
Name: Aaron Munro
Title: Senior Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

ZIONS BANCORPORATION, N.A. DBA ZIONS FIRST NATIONAL BANK,
as a Lender

By: /s/ John S. Bergstedt
Name: John S. Bergstedt
Title: Senior Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

REGIONS BANK,
as a Lender

By: /s/ Walter D. Rivadeneira
Name: Walter D. Rivadeneira
Title: Senior Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

TD BANK, N.A.,
as a Lender

By: /s/ Brian Gallagher
Name: Brian Gallagher
Title: Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Michael Blandt
Name: Michael Blandt
Title: Senior Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

CITIBANK, N.A.,
as a Lender

By: /s/ Christopher J. Albano
Name: Christopher J. Albano
Title: Authorized Signatory

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

THE HUNTINGTON NATIONAL BANK,
as a Lender

By: /s/ Erin L. Mahon
Name: Erin L. Mahon
Title: Assistant Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

BANCO DE SABADELL, S.A. MIAMI BRANCH,
as a Lender

By: /s/ Enrique Castillo
Name: Enrique Castillo
Title: Head of Corporate Banking

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

AMERICAN SAVINGS BANK, F.S.B.,
as a Lender

By: /s/ Cyd Miyashiro
Name: Cyd Miyashiro
Title: First Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

FIRST FINANCIAL BANK,
as a Lender

By: /s/ John Wilgus
Name: John Wilgus
Title: Senior Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

Joinder by the REIT

The undersigned, as the REIT under the foregoing Agreement, hereby joins in and executes this Agreement for the purposes set forth in Section 9.16.

EXTRA SPACE STORAGE INC.,
as the REIT

By: /s/ P. Scott Stubbs
Name:	P. Scott Stubbs
Title:	Chief Financial Officer and Executive Vice President

Third Amended and Restated Credit Agreement

(Extra Space Storage LP)

SCHEDULE 1

Commitments

Lender	Revolving Commitment	Tranche 1 Term Loan Commitment	Tranche 2 Term Loan Commitment	Tranche 3 Term Loan Commitment	Tranche 4 Term Loan Commitment	Tranche 6 Term Loan Commitment	Tranche 7 Term Loan Commitment	Tranche 8 Term Loan Commitment	Total Commitment:
U.S. Bank National Association	$170,000,000	$49,000,000	$45,000,000	$39,000,000	$50,000,000	$35,000,000	$45,000,000	$67,000,000	$500,000,000
TD Bank, N.A.	$165,000,000	$23,000,000	$45,000,000	$40,000,000	$80,000,000	$20,000,000	$70,000,000	$54,000,000	$497,000,000
PNC Bank, National Association	$105,000,000	$0	$45,000,000	$95,000,000	$50,000,000	$0	$75,000,000	$67,000,000	$437,000,000
Truist Bank	$165,000,000	$30,000,000	$159,000,000	$0	$0	$0	$75,000,000	$3,000,000	$432,000,000
JPMorgan Chase Bank, N.A.	$165,000,000	$57,000,000	$46,000,000	$11,000,000	$0	$75,000,000	$0	$73,000,000	$427,000,000
Bank of America, N.A.	$165,000,000	$69,000,000	$0	$0	$0	$0	$0	$0	$234,000,000
Wells Fargo Bank, National Association	$165,000,000	$39,000,000	$45,000,000	$0	$0	$0	$0	$183,000,000	$432,000,000
Regions Bank	$150,000,000	$38,750,000	$0	$0	$0	$25,000,000	$25,000,000	$50,000,000	$288,750,000
BMO Harris Bank N.A.	$165,000,000	$79,000,000	$20,000,000	$0	$0	$0	$0	$233,000,000	$497,000,000
Citibank, N.A.	$150,000,000	$0	$0	$0	$0	$0	$0	$50,000,000	$200,000,000
BOKF, NA	$35,000,000	$0	$0	$0	$75,000,000	$0	$15,000,000	$25,000,000	$150,000,000
Fifth Third Bank, National Association	$55,000,000	$7,500,000	$0	$0	$0	$10,000,000	$0	$55,000,000	$127,500,000
Zions Bancorporation, N.A. dba Zions First National Bank	$98,000,000	$0	$0	$0	$0	$10,000,000	$10,000,000	$0	$118,000,000
The Huntington National Bank	$0	$0	$0	$0	$0	$0	$75,000,000	$50,000,000	$125,000,000
Associated Bank, National Association	$22,000,000	$7,750,000	$20,000,000	$0	$0	$0	$10,000,000	$0	$59,750,000
First Financial Bank	$0	$0	$0	$0	$0	$0	$25,000,000		$$25,000,000
The Bank of Nova Scotia	$125,000,000	$0	$0	$0	$0	$0	$0	$50,000,000	$175,000,000
Agricultural Bank of China	$40,000,000	$0	$0	$40,000,000	$0	$0	$0	$0	$80,000,000
Sabadell Bank	$0	$0	$0	$0	$0	$0	$0	$40,000,000	$40,000,000
American Savings	$0	$0	$0	$20,000,000	$0	$0	$0	$0	$20,000,000
Total Commitments	$1,940,000,000	$400,000,000	$425,000,000	$245,000,000	$255,000,000	$175,000,000	$425,000,000	$1,000,000,000	$4,865,000,000